                                CREDIT AGREEMENT


                         DATED AS OF NOVEMBER 29, 1995

                                     AMONG

                    PIONEER-STANDARD ELECTRONICS, INC., AND

                      PIONEER-STANDARD OF MARYLAND, INC.,

                                 AS BORROWERS,

                                      AND

              THE BANKS IDENTIFIED ON THE SIGNATURE PAGES HERETO,

                                  AS LENDERS,

                                      AND

                              NATIONAL CITY BANK,

                                    AS AGENT

                               TABLE OF CONTENTS


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RECITALS .................................................................     1

ARTICLE I     DEFINITIONS ................................................     1

ARTICLE II    THE CREDIT .................................................    17

     2.1  Commitment .....................................................    17
     2.2  Final Principal Payment ........................................    17
     2.3  Ratable Loans ..................................................    17
     2.4  Applicable Margins .............................................    17
     2.5  Commitment Fee; Closing Fee; Interim Letter of
          Credit Fee .....................................................    18
     2.6  Other Fees .....................................................    19
     2.7  Minimum Amount of Loans ........................................    19
     2.8  Interest Payable on the Loans ..................................    19
          (a) Initial Interest ...........................................    19
          (b) Method of Selecting Rate Options and Interest
              Periods ....................................................    19
          (c) Determination of Adjusted Base Rate ........................    20
          (d) Monthly Installments .......................................    20
          (e) Interest on Overdue Payments; Default
              Interest Rate ..............................................    21
     2.9  Repayments and Prepayments of Principal ........................    22
          (a) Optional Prepayments .......................................    22
          (b) Mandatory Prepayments ......................................    22
          (c) Application of Prepayments .................................    22
          (d) Maturity ...................................................    22
          (e) Notice of Prepayments of Principal .........................    23
          (f) Reduction in Commitment ....................................    23
     2.10 Payments and Computations ......................................    23
          (a) Time and Place of Payments .................................    23
          (b) Application of Funds .......................................    24
          (c) Payments on Business Days ..................................    24
          (d) Computation of Interest ....................................    25
     2.11 Payments to be Free of Deductions ..............................    25
     2.12 Use of Proceeds ................................................    25
     2.13 LIBOR Break Funding Cost; CD Break Funding Cost ................    26
     2.14 Additional Costs ...............................................    26
     2.15 Indemnification of Losses ......................................    29
     2.16 Statements by Agent or any Lender ..............................    29
     2.17 Borrowing Notices; Telephonic Notices...........................    29
     2.18 Notes; Telephonic Notices.......................................    30
     2.19 Lending Installations...........................................    31
     2.20 Non-Receipt of Funds by Agent...................................    31
     2.21 Withholding Tax Exemption.......................................    31
     2.22 The Interim Letter of Credit....................................    32

ARTICLE III   CONDITIONS PRECEDENT........................................    35

     3.1  Initial Advance.................................................    35
     3.2  Each Advance....................................................    37
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ARTICLE IV    REPRESENTATIONS AND WARRANTIES..............................    38

     4.1  Existence.......................................................    38
     4.2  Authorization and Validity......................................    38
     4.3  No Conflict, Government Consent.................................    38
     4.4  Financial Statements-- Material Adverse Change..................    39
     4.5  Tax.............................................................    39
     4.6  Litigation and Contingent Obligations...........................    39
     4.7  Subsidiaries....................................................    39
     4.8  ERISA...........................................................    39
     4.9  Accuracy of Information.........................................    40
     4.10 Regulation U....................................................    40
     4.11 Material Agreements.............................................    40
     4.12 Compliance with Laws............................................    40
     4.13 Ownership of Properties.........................................    41
     4.14 Investment Company Act..........................................    41
     4.15 Public Utility Holding Company Act..............................    41
     4.16 Solvency........................................................    41
     4.17 Insurance.......................................................    41
     4.18 Environmental Matters...........................................    42

ARTICLE V     COVENANTS...................................................    43

     5.1  Financial Reporting.............................................    43
     5.2  Prohibited Uses of Proceeds.....................................    45
     5.3  Notice of Default...............................................    45
     5.4  Conduct of Business.............................................    45
     5.5  Taxes...........................................................    46
     5.6  Insurance.......................................................    46
     5.7  Compliance with Laws............................................    46
     5.8  Maintenance of Properties.......................................    46
     5.9  Inspection......................................................    46
     5.10 Maintenance of Status...........................................    47
     5.11 Merger; Sale of Assets..........................................    47
     5.12 Delivery of Subsidiary Guaranties...............................    47
     5.13 Sale and Leaseback..............................................    47
     5.14 Acquisitions and Investments....................................    47
     5.15 Liens...........................................................    48
     5.16 Affiliates......................................................    49
     5.17 Additional Indebtedness and Financial
          Undertakings....................................................    50
     5.18 Litigation......................................................    50
     5.19 Further Assurances..............................................    50
     5.20 Current Ratio...................................................    50
     5.21 Consolidated Tangible Net Worth.................................    50
     5.22 Working Capital.................................................    51
     5.23 Capital Expenditures............................................    51
     5.24 Leverage Ratio..................................................    51
     5.25 Fixed Charge Coverage Ratio.....................................    51
     5.26 Investment and Loan Limit.......................................    51
     5.27 Acquisition Limit...............................................    51
     5.28 Environmental Matters...........................................    51
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ARTICLE VI    DEFAULTS....................................................    52

     6.1  Nonpayment of Principal.........................................    52
     6.2  Nonpayment of Other Obligations.................................    52
     6.3  Certain Breaches................................................    52
     6.4  Representations and Warranties..................................    53
     6.5  Other Breaches..................................................    53
     6.6  Defaults on Indebtedness........................................    53
     6.7  Bankruptcy, etc.................................................    53
     6.8  Appointment of Receiver.........................................    53
     6.9  Condemnation....................................................    54
     6.10 Judgments.......................................................    54
     6.11 ERISA Withdrawal................................................    54
     6.12 ERISA Reorganization............................................    54
     6.13 Other Defaults..................................................    54

ARTICLE VII   ACCELERATION, WAIVERS, AMENDMENTS AND
              REMEDIES....................................................    55

     7.1  Acceleration....................................................    55
     7.2  Amendments & Waivers............................................    55
     7.3  Preservation of Rights..........................................    56

ARTICLE VIII  GENERAL PROVISIONS..........................................    56

     8.1  Survival of Representations.....................................    56
     8.2  Governmental Regulation.........................................    56
     8.3  Tax.............................................................    56
     8.4  Heading.........................................................    56
     8.5  Entire Agreement................................................    56
     8.6  Several Obligations Benefits of This Agreement..................    57
     8.7  Expenses; Indemnification.......................................    57
     8.8  Numbers.........................................................    57
     8.9  Accounting......................................................    57
     8.10 Severability of Provisions......................................    57
     8.11 Nonliability of Lenders.........................................    58
     8.12 CHOICE OF LAW...................................................    58
     8.13 CONSENT TO JURISDICTION.........................................    58
     8.14 WAIVER OF JURY TRIAL............................................    58

ARTICLE IX    AGENT.......................................................    58

     9.1  Appointment.....................................................    58
     9.2  Powers..........................................................    59
     9.3  General Immunity................................................    59
     9.4  No Responsibility for Loans, Recitals, etc......................    59
     9.5  Action on Instructions of Lenders...............................    59
     9.6  Employment of Agents and Counsel................................    59
     9.7  Reliance on Documents; Counsel..................................    60
     9.8  Agent's Reimbursement and Indemnification.......................    60
     9.9 Rights as a Lender...............................................    60
     9.10 Lender Credit Decision..........................................    60
     9.11 Successor Agent.................................................    61
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ARTICLE X     SETOFF; RATABLE PAYMENTS....................................    61

     10.1 Setoff..........................................................    61
     10.2 Ratable Payments................................................    62

ARTICLE XI    BENEFIT OF AGREEMENT; ASSIGNMENT;
              PARTICIPATIONS..............................................    62

     11.1 Successors and Assigns..........................................    62
     11.2 Participations..................................................    62
          11.2.1   Permitted Participants; Effect.........................    62
          11.2.2   Voting Rights..........................................    63
          11.2.3   Benefit of Setoff......................................    63
     11.3 Assignments.....................................................    63
          11.3.1   Permitted Assignments..................................    63
          11.3.2   Prior Consent..........................................    64
          11.3.3   Effective Date.........................................    64
     11.4 Dissemination of Information....................................    65
     11.5 Tax Treatment...................................................    65

ARTICLE XII   NOTICES; NATURE OF OBLIGATIONS..............................    65

     12.1 Giving Notice...................................................    65
     12.2 Change of Address...............................................    65
     12.3 Nature of Borrower's Obligations and Modification
          Thereof.........................................................    65

ARTICLE XIII  COUNTERPARTS................................................    67
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                                   SCHEDULES


Schedule 1    Subsidiaries of Borrowers
Schedule 2    Permitted Liens


                                    EXHIBITS

EXHIBIT A     Form of Promissory Note
EXHIBIT B     Form of Subsidiary Guaranty
EXHIBIT C     Form of Borrowing Notice
EXHIBIT D     Form of Borrowers Counsel Opinion
EXHIBIT E     Form of Guarantor's Counsel Opinion
EXHIBIT F     Form of Written Money Transfer Instructions
EXHIBIT G     Form of Financial Compliance Certificate
EXHIBIT H     Form of Notice of Assignment

                                CREDIT AGREEMENT

     This Agreement, dated as of November 29, 1995, is among Pioneer-Standard Electronics, Inc., an Ohio corporation, Pioneer-Standard of Maryland, Inc., a Maryland corporation, and their respective successors and assigns (sometimes collectively, "Borrowers" and sometimes individually, a "Borrower"), National City Bank, a national banking association, and the several banks, financial institutions and other entities from time to time parties to this Agreement (sometimes collectively, "Lenders" and sometimes individually, a "Lender"), and National City Bank, not individually, but as "Agent".


                  RECITALS

   A. Borrowers are primarily engaged in the business of distributing industrial and consumer electronic products.

   B. Pioneer-Standard Electronics, Inc., is listed on the National Association of Securities Dealers Incorporated stock exchange ("NASDAQ").

   C. Borrowers have requested that Lenders make loans available to Borrowers pursuant to the terms of this Agreement, and that Agent act as administrative agent for Lenders. Agent and Lenders have agreed to do so.


   NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:


                  ARTICLE I

                 DEFINITIONS


   As used in this Agreement:

   "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which any Borrower (i) acquires any business as a going concern or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets or stock, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership.

   "Additional Facilities" means (a) a short-term money market line of credit in the maximum principal amount of $40,000,000 to be loaned to Borrowers by Lenders, to be used by Borrowers for short-term overnight borrowing needs, (b) a $10,000,000 line of credit facility for foreign exchange purchases/sales, made available by any Lender to the Company and (c) a $10,000,000 line of credit facility for foreign exchange purchases/sales, made available by any Lender to Canada.

     "Advance" means a borrowing hereunder consisting of the aggregate amount of the several Loans made by Lenders to Borrowers of the same Type, including any draws made under the Interim Letter of Credit.

     "Affected Lender" is defined in Section 2.14(d).

     "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person whether through ownership of stock, by contract or otherwise.

     "Agent" means National City Bank in its capacity as agent for Lenders pursuant to Article IX, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article IX.

     "Aggregate Measured Credit Risk" means, as at any time during the pendency of this Agreement that an interest rate exchange agreement or interest rate option agreement is in effect, the amount determined by the Agent in accordance with the terms of such interest rate exchange agreement or interest rate option agreement as being Borrower's measured credit risk thereunder at such time.

     "Aggregate Commitment" means the aggregate of the Commitments of all Lenders.

     "Agreement" means this Credit Agreement, as it may be amended or modified and in effect from time to time.

     "Applicable Margin" means the applicable margin determined by reference to the table in Section 2.4 used in calculating the interest rate applicable to the various Types of Advances, which shall vary from time to time in accordance with
Section 2.4.

     "Applicable Law" means collectively, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting the Borrowers, whether now or hereafter enacted and in force.

   "Article" means an article of this Agreement unless another document is specifically referenced.

   "Authorized Financial Officer" means any vice president or treasurer of either of the Borrowers, acting singly.

   "Authorized Officer" means the Vice President/Treasurer or Internal Auditor of the Company, acting singly.

   "Base Rate Applicable Margin" means, as of any date, the Applicable Margin in effect on such date with respect to Base Rate Loans.

   "Base Rate" or "Prime Rate" means the fluctuating rate of interest which is publicly announced from time to time by Agent at its Head Office as being its "prime rate" or "base rate" thereafter in effect, with each change in the Base Rate automatically, immediately and without notice being reflected in the fluctuating interest rate thereafter applicable hereunder, it being specifically acknowledged that the Base Rate is not necessarily the lowest rate of interest then available from Agent on fluctuating-rate loans.

   "Base Rate Loan" means a Loan which bears interest at the Base Rate.

   "Borrowers", or individually, a "Borrower" means Pioneer-Standard Electronics, Inc. (the "Company"), an Ohio corporation, Pioneer-Standard of Maryland, Inc. ("Maryland"), a Maryland corporation, and the Company's and Maryland's respective successors and assigns.

   "Borrowing Date" means a date on which an Advance is made hereunder.

   "Borrowing Notice" is defined in Section 2.8(b).

   "Business Day" means (i) with respect to any borrowing, payment or rate selection of Advances a day (other than a Saturday or Sunday) on which banks generally are open in Cleveland, Ohio.

   "Canada" means Pioneer-Standard Canada Inc., a Canadian corporation.

   "Capital Expenditures" means any and all amounts invested, expended or incurred (including by reason of Capitalized Lease Obligations) incurred by a Borrower in respect of the purchase, acquisition, improvement, renovation or expansion of any properties or assets of Borrowers, including, without limitation, expenditures required to be capitalized in accordance with GAAP.

   "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation and any and all warrants or options to purchase any of the foregoing.

     "Capitalized Lease" of a Person means any lease of Property imposing obligations on such Person, as lessee thereunder, which are required in accordance with GAAP to be capitalized on a balance sheet of such Person.

     "Cash Equivalents" means, as of any date, (i) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one year from such date, (ii) time deposits and certificates of deposit having maturities of not more than one year from such date and issued by any domestic commercial bank having (A) senior long-term unsecured debt rated at least A or the equivalent thereof by S&P or A2 or the equivalent thereof by Moody's and (B) capital and surplus in excess of $500,000,000, and (iii) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody's and in either case maturing within 90 days from such date.

     "CD Applicable Margin" means, as of any date with respect to any CD Interest Period, the Applicable Margin in effect for such CD Interest Period as determined in accordance with Section 2.4 hereof.

     "CD Break Funding Costs" means an amount sufficient to reimburse each Lender for any and all loss, cost or expense actually incurred by the Lender as the result of the occurrence of any CD Break Funding Event, determined by multiplying the amount of the principal prepayment hereunder by the difference, if any, between, (x) NCB's Certificate of Deposit Rate for a term then available closest to the remaining duration of the Interest Period for the principal sum being prepaid, and for an amount comparable to such principal sum, and (y) the CD Rate (less the CD Applicable Margin) in effect for the principal sum being so prepaid, immediately prior to the prepayment of such sum, all as determined as of the date of occurrence of the CD Break Funding Event.

     "CD Break Funding Event" means any of the events or occurrences set forth in Sections 2.13(a) or 2.13(b).

     "CD Interest Period" means, with respect to a CD Rate Loan, a period of between 30 to 180 days, inclusive, selected by Borrowers commencing on a Business Day selected by Borrowers pursuant to this Agreement. Such CD Interest Period shall end on (but exclude) the last day of the period. If a CD Interest Period would otherwise end on a day which is not a Business Day, such CD Interest Period shall end on the next succeeding Business Day.

     "CD Rate" means NCB's Certificate of Deposit Rate for the applicable CD Interest Period, as determined on the first day of such CD Interest Period, plus for each fiscal quarter, the CD Applicable Margin.

     "CD Rate Loan" means a Loan which bears interest at the CD Rate.

     "Change In Control" means, with respect to any Person, the transfer of the ownership or control (in one transaction or as the most recent transaction in a series of transactions) of (i) 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or (ii) such number of voting securities (or other ownership interests) of the controlled Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person whether through ownership of stock, by contract or otherwise a majority, or (iii) with respect to any company whose stock is publicly traded on a securities exchange, the solicitation for proxies in connection with the election of the board of directors at a meeting of shareholders.

     "Closing Date" means the date of this Agreement.

     "Closing Fee" is defined in Section 2.5(b).

     "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

     "Commitment Fee" is defined in Section 2.5(a).

     "Commitment" means, for each Lender, the obligation of such Lender to make Loans not exceeding the amount set forth opposite its signature below or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 11.3.2, as such amount may be modified from time to time pursuant to the terms hereof.

     "Condemnation" is defined in Section 6.9.

     "Consolidated Debt Service" means, for any period, (a) Consolidated Interest Expense for such period plus (b) the aggregate amount of scheduled principal payments of Indebtedness (excluding any unaccelerated Indebtedness arising under this Facility) required to be made during such period by Borrowers or any of their Subsidiaries.

     "Consolidated Funded Debt" means as of any date of determination, all Indebtedness for Borrowed Money of Borrowers and their Subsidiaries outstanding at such date, determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means, for any period, the amount of interest expense of Borrowers and their Subsidiaries for such period on the aggregate principal amount of their

Indebtedness, determined on a consolidated basis in accordance with GAAP plus any capitalized interest which accrued during such period.

     "Consolidated Net Income" means, for any period, consolidated net income (or loss) of Borrowers and their Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any other Person accrued prior to the date it becomes a Subsidiary of Borrowers or is merged into or consolidated with the Borrowers or any of its Subsidiaries and (b) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary.

     "Consolidated Outstanding Indebtedness" means, as of any date of determination, all Indebtedness of Borrowers and their Subsidiaries outstanding at such date, determined on a consolidated basis in accordance with GAAP.

     "Consolidated Stockholder's Equity" means, as of any date of determination, an amount equal to the sum of the following amounts appearing on the consolidated balance sheet of Borrowers and their Subsidiaries: (i) all equity as calculated in accordance with GAAP, and (ii) all indebtedness which is subordinate (to the satisfaction of the Agent) to Indebtedness arising under this Agreement.

     "Consolidated Tangible Net Worth" means, as of any date of determination, an amount equal to Consolidated Stockholder's Equity minus the sum of (i) any surplus resulting from any write-up of assets subsequent to September 30, 1995,
(ii) goodwill, including any amounts, however designated on a consolidated balance sheet of Borrowers, representing the excess of the purchase price paid for assets or stock over the value assigned to them on the books of Borrowers,
(iii) patents, trademarks, trade names and copyrights, (iv) any amount at which shares of capital stock of a Borrower appear as an asset on such Borrowers' consolidated balance sheet, and (v) any other amount in respect of an intangible that should be classified as an asset on Borrowers' consolidated balance sheet in accordance with GAAP.

     "Contingent Obligation" means any direct or indirect liability, contingent or otherwise, with respect to any indebtedness, lease, dividend, letter of credit, banker's acceptance or other obligation of another Person incurred to provide assurance to the obligee of such obligation that such obligation will be paid or discharged, that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof. Contingent Obligations shall include, without limitation, (i) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by any Person of the obligation of another Person; (ii) any liability for the obligations of another Person through any agreement (contingent or otherwise)
(A) to purchase, repurchase, or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions, or otherwise), (B) to maintain the solvency of any balance sheet item, level of income or financial condition of another, or (C) to make take-or-pay, pay-or-play, or similar payments if required regardless of nonperformance by any other party or parties to an agreement, if in the case of any agreement described under subclauses (A), (B) or (C) of this sentence the purpose or intent thereof is to provide the assurance described above. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported.

     "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrowers or any of their Subsidiaries, are treated as a single employer under Section 414 of the Code.

     "Current Assets" means, as of any date of determination, all current assets of Borrowers and their Subsidiaries, determined on a consolidated basis in accordance with GAAP.

     "Current Liabilities" means, as of any date of determination, all current liabilities of Borrowers and their Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that Current Liabilities shall not include the principal amount of Loans made hereunder unless and until the earlier to occur of (a) the Facility Termination Date, and (b) a Default.

     "Current Portion of Long Term Debt" means, for each fiscal year of Borrowers, scheduled principal payments (excluding any unaccelerated Indebtedness arising under this Facility), on Indebtedness for Borrowed Money.

     "Current Ratio" means the ratio of Current Assets to Current Liabilities.

     "Default" means an event of Default described in Article VI.

     "Default Interest Rate" means an annual rate of interest equal to the lesser of (i) two percent (2.0%) above the Base Rate; or (2) the maximum rate of interest which may be lawfully charged in respect of the Obligations.

     "Deferred lnterest" means an amount equal to the difference, if any, between interest payable pursuant to Sections 2.4, 2.8(a), and 2.8(d) and interest actually paid, for the period following expiration of the Initial Interest Period during which financial statements for the quarter ending March 31, 1996, were unavailable, and includes interest on such difference.

     "EBITDA" means, for any period, the sum of Borrowers' and their Subsidiaries' Consolidated Net Income, increased by the sum for such period of interest expense, income and franchise tax expense, amortization and depreciation, non-recurring extraordinary expenses (in each case as determined in accordance with GAAP) which was deducted in determining Consolidated Net Income for such period.

     "Environmental Laws" means any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect, in each case to the extent the foregoing are applicable to Borrowers or any of their Subsidiaries or any of their respective assets or Properties.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

     "Existing Facilities" means the $100,000,000 revolving loan facility for which NCB is agent, and any other existing facility between Technologies and any Lender.

     "Facility Termination Date" means November 29, 1997; provided, however, that if the initial Borrowing Notice is not delivered to Agent as provided in
Section 2.8(b) prior to November 14, 1995, the Facility Termination Date shall be November 15, 1995.

     "Financial Undertaking" of a Person means (i) any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to accounts or notes receivable sold by such Person or any of its Subsidiaries, (ii) any sale and leaseback transactions which do not create a liability on the consolidated balance sheet of such Person, (iii) any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person, or (iv) interest rate exchange agreements and interest rate options; provided, however, Financial Undertaking shall not include any agreement, device or arrangement (not otherwise described in (iv), above), that is designed to protect a Borrower from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, forward currency exchange agreements, interest rate cap or collar protection agreements, or forward rate currency options.

   "Fixed Charge Coverage Ratio" means, as of any date of determination, the ratio of (a) the sum of Consolidated Net Income (after taxes) plus Consolidated Interest Expense, to (b) Consolidated Debt Service. All components of the Fixed Charge Coverage Ratio Shall be annualized for the following three periods: (i) July 1, 1995, through September 30, 1995; (2) July 1, 1995, through December 31, 1995; and (iii) July 1, 1995, through March 31, 1996; provided, however, Current Portion of Long Term Debt (a component of Consolidated Debt Service), shall be a fixed annual amount. "Annualized" as used herein shall mean: (A) for one quarter the ratio of (i) the product of (y) the sum of Consolidated Net Income plus Consolidated Interest Expense times (z) four (4) divided by (ii) the sum of (y) the product of Consolidated Interest Expense multiplied by four (4) plus (z) the Current Portion of Long Term Debt; (B) for two cumulative quarters the ratio of
(i) the product of (y) the sum of Consolidated Net Income plus Consolidated Interest Expense times (z) two (2) divided by (ii) the sum of (y) the product of Consolidated Interest Expense multiplied by two (2) plus (z) the Current Portion of Long Term Debt; and (C) for three cumulative quarters the ratio of (i) the quotient of (y) the sum of Consolidated Net Income plus Consolidated Interest Expense divided by (z) three (3) times (ii) four (4) divided by the sum of the quotient of the sum of Consolidated Interest Expense divided by three (3) times four (4) plus the Current Portion of Long Term Debt.


  "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.1; provided, however, that if there shall be any change in accounting principles from GAAP as in effect at the Closing Date, then the Required Lenders and the Borrowers shall make such adjustments to the financial covenants affected thereby by reference to the official interpretations of GAAP by The Financial Accounting Standards Board, its predecessors and successors or as are mutually determined in good faith to be appropriate to reflect such changes so that the criteria for evaluating the financial condition and operations of the Borrowers shall be the same after such changes as if such changes had not been made.

  "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

  "Head Office" means, in relation to Agent, the head office of National City Bank, located at 1900 East Ninth Street, Cleveland, Ohio, 44114, or such other office as may be designated as such by written notice to Borrowers and Lenders by National City Bank or any successor Agent.

     "Indebtedness" means, in relation to any Person, at any time, all of the obligations of such Person which, in accordance with GAAP, would be classified as indebtedness upon a balance sheet (including any footnote thereto) of such Person prepared at such time, and in any event shall include, without limitation:

     (i) all indebtedness of such Person arising or incurred under or in respect of (A) any guaranties (whether direct or indirect) by such Person of the indebtedness, obligations or liabilities of any other Person, or (B) any endorsement by such Person of any of the indebtedness, obligations or liabilities of any other Person (otherwise than as an endorser of negotiable instruments received in the ordinary course of business and presented to commercial banks for collection of deposit), or (C) the discount by such Person, with recourse to such Person, of any of the indebtedness, obligations or liabilities of any other Person;

     (ii) all indebtedness of such Person arising or incurred under or in respect of any agreement, contingent or otherwise made by such Person (A) to purchase any indebtedness of any other Person or to advance or supply funds for the payment or purchase of any indebtedness of any other Person or (B) to purchase, sell or lease (as lessee or lessor) any property, products, materials or supplies or to purchase or sell transportation or services, in each such case if primarily for the purpose of enabling any other Person to make payment of any indebtedness of such other Person or to assure the owner or holder of such other Person's indebtedness against loss, regardless of the delivery or non-delivery of the property, products, materials or supplies or the furnishing or non-furnishing of the transportation or services, or (C) to make any loan, advance, capital contribution or other investment in any other Person for the purpose of assuring a minimum equity, asset base, working capital or other balance sheet condition for or as at any date, or to provide funds for the payment of any liability, dividend or stock liquidation payment, or otherwise to supply funds to or in any manner invest in any other Person;

     (iii) all indebtedness, obligations and liabilities secured by or arising under or in respect of any Lien, upon or in Property owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness, obligations and liabilities;

     (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person, even though the rights and remedies of the seller or lender (or lessor) under such agreement in the event of default are limited to repossession or sale of such Property; and

     (v) all indebtedness arising or incurred under or in respect of any Contingent Obligation.

     "Indebtedness for Borrowed Money" means at any time, all Indebtedness required by GAAP to be reflected as such on each Borrower's balance sheet, including as appropriate, all Indebtedness (i) in respect of any money borrowed (including pursuant to this Agreement, and any money borrowed under the Additional Facilities); (ii) under or in respect of any Contingent Obligation (whether direct or indirect) of any money borrowed; (iii) evidenced by any loan or credit agreement, promissory note, debenture, bond, guaranty or other similar written obligation to pay money; or (iv) arising under Capitalized Leases.

     "Initial Advance" means the first Advance made hereunder.

     "Initial Borrowing Date" means the date on which the first Advance is made hereunder.

     "Initial Interest Period" means the six month period following the Initial Borrowing Date.

     "Interest Period" means a CD Interest Period or a LIBOR Interest Period.

     "Interim Letter of Credit" means an irrevocable standby letter of credit and the Reimbursement Agreement executed in connection therewith, issued by Agent and participated in by Lenders in accordance with their respective Pro Rata Shares and expires January 12, 1996. The face amount of the Interim Letter of Credit shall reduce the available Aggregate Commitment.

     "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures, or other securities of any other Person made by such Person.

     "Late Charge" means with respect to any delinquent payment of principal or interest hereunder, a fee that is equal to the greater of Five Hundred and 00/100 Dollars ($500.00) or three percent (3%) of the delinquent payment, charged to Borrowers or added to the unpaid balance of the Notes whenever any payment of principal or interest is not paid when due.

     "Lenders" means the lending institutions listed on the signature pages of this Agreement, their respective successors and assigns and any other lending institutions that subsequently become parties to this Agreement.

     "Lending Installations" means with respect to a Lender, any office branch subsidiary or affiliate of such Lender.

     "Letter of Credit" of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

     "Letter of Credit Fee" is defined in Section 2.5(c).

     "Leverage Ratio" means Consolidated Outstanding Indebtedness divided by Consolidated Tangible Net Worth.

     "LIBOR Applicable Margin" means, as of any date with respect to any LIBOR Interest Period, the Applicable Margin in effect for such LIBOR Interest Period as determined in accordance with Section 2.4 hereof.

     "LIBOR Break Funding Costs" means an amount sufficient to reimburse each Lender for any and all loss, cost or expense actually incurred by the Lender as the result of the occurrence of any LIBOR Break Funding Event, determined by multiplying the amount of the principal prepayment hereunder by the deficiency, if any, between, (x) LIBOR for a term then available closest to the remaining duration of the Interest Period for the principal sum being prepaid, and for an amount comparable to such principal sum, and (y) the LIBOR Rate in effect for the principal sum being so prepaid, immediately prior to the prepayment of such sum, all as determined as of the date of occurrence of the LIBOR Break Funding Event.

     "LIBOR Break Funding Event" means any of the events or occurrences set for forth in Sections 2.13(a) or 2.13(b).

     "LIBOR Interest Period" means a period of one, two, three or six months commencing on a Business Day selected by Borrowers pursuant to this Agreement. Such LIBOR Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such LIBOR Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If a LIBOR Interest Period would otherwise end on a day which is not a Business Day, such LIBOR Interest Period shall end on the next succeeding Business Day; provided, however, that if said next succeeding Business Day falls in a new calendar month, such LIBOR Interest Period shall end on the immediately preceding Business Day.

     "LIBOR Rate Loan" means a Loan which bears interest at a LIBOR Rate.

     "LIBOR Rate" means one, two, three or six-month London InterBank Offered Rate (for dollars), adjusted for statutory reserves, if applicable ("LIBOR") plus for each fiscal quarter, the LIBOR Applicable Margin.

     "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

     "Loan" means, with respect to a Lender, such Lender's portion of any Advance.

     "Loan Documents" means this Agreement, the Notes, and any other document from time to time evidencing or securing indebtedness incurred by Borrowers under this Agreement, as any of the foregoing may be amended or modified from time to time.

     "Material Adverse Change" means a material adverse change with respect to
(i) the business, Property, condition (financial or otherwise), results of operations, or prospects of Borrowers and their Subsidiaries taken as a whole,
(ii) the ability of Borrowers to perform their obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of Agent or Lenders thereunder.

     "Materials of Environmental Concern" means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and ureaformaldehyde insulation.

     "Merger Documents" is defined in Section 3.1.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which Borrowers or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

     "NCB" means National City Bank, a national banking association.

     "Note" means a promissory note, in substantially the form of Exhibit A hereto, duly executed by Borrowers and payable to the order of a Lender in the amount of its Commitment, including any amendment, modification, renewal or replacement of such promissory note.

     "Notice of Assignment" is defined in Section 11.3.3.

     "Obligations" means all unpaid principal of and accrued and unpaid interest on the Notes, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of Borrowers to Lenders or to any Lender, Agent or any indemnified party hereunder arising under the Loan Documents.

     "Participant" means a participant under Section 11.2.1.

     "Payment Date" means, with respect to the payment of interest accrued on any Base Rate Loan, the last day of each calendar month, and, with respect to the payment of interest accrued on any CD Rate Loan or LIBOR Rate Loan, the last day of the CD Interest Period or LIBOR Interest Period, as the case may be, except that for any CD Interest Period in excess of 90 days and any LIBOR Interest Period in excess of three months, interim payments shall be made every ninetieth day and the last day of every third month, respectively.

     "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

     "Permitted Liens" are defined in Section 5.15.

     "Person" means any natural person, corporation, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

     "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which Borrowers or any member of the Controlled Group may have any liability.

     "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

     "Pro Rata Share" means, in relation to any particular item, the share of any Lender in such item, which shall be in the same proportion which the Commitment of a Lender bears to the Aggregate Commitment, net of any and all charges or fees due and payable to Agent under the Loan Documents.

     "Purchasers" is defined in Section 11.3.1.

     "Purchase Money Security Interest" is defined in Section 5.15(iv).

     "Rate Option" means the CD Rate, the Base Rate or the LIBOR Rate.

     "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

     "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

     "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

     "Required Lenders" means those Lenders whose aggregate Pro Rata Shares of the outstanding Advances equal or exceed sixty-six and two-thirds percent (66-2/3%) of the aggregate amount of the outstanding Advances, or, in the event that there are no Advances outstanding, those Lenders having sixty-six and two thirds percent (66-2/3%) of the Aggregate Commitment.

     "Reserve Requirement" means, with respect to a CD Interest Period or a LIBOR Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on new non-personal time deposits of $100,000 or more with a maturity equal to that of such CD Interest Period or on Eurocurrency liabilities (in the case of LIBOR Rate Loans).

     "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

     "Single Employer Plan" means a Plan maintained by Borrowers or any member of the Controlled Group for employees of Borrowers or any member of the Controlled Group.

     "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of any Borrower.

     "Subsidiary Guarantor" means each Subsidiary of any Borrower party to the Subsidiary Guaranty.

     "Subsidiary Guaranty" means the Guaranty to be executed and delivered by each Substantial Subsidiary of each Borrower including, but not limited to, Canada, substantially in the form of Exhibit B, as the same may be amended, supplemented or otherwise modified from time to time.

     "Substantial Portion" means, with respect to the Property of the Borrowers and their Subsidiaries, Property which (i) represents more than 2% of the consolidated assets of the Borrowers and their Subsidiaries as would be shown in the consolidated financial statements of the Borrowers and their Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made.

     "Substantial Subsidiary" means any Subsidiary (other than Technologies and Canada) that has received funding from a Borrower in excess of $100,000 or any Subsidiary which receives funding from the Company such that the Borrower's aggregate funding to all Subsidiaries (other than Technologies and Canada) after the Closing Date exceeds $500,000.

     "S&P" means Standard & Poor's Ratings Group and its successors.

     "Technologies" means Pioneer/Technologies Group, Inc., a Maryland corporation.

     "Technologies Acquisition" means the merger whereby Maryland will acquire Technologies via a reverse cash-out merger. Technologies will be the survivor and will immediately change its name to Maryland.

     "Transferee" is defined in Section 11.4.

     "Type" means, with respect to any Loan, its nature as a LIBOR Rate Loan, Base Rate Loan or CD Rate Loan.

     "Unfunded Liabilities" means the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date, for such Plans.

     "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

     "Wholly-Owned Subsidiary" of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

     "Working Capital" means Current Assets minus Current Liabilities.

     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.


                                   ARTICLE II


                                   THE CREDIT


     2.1 Commitment. From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to Borrowers from time to time in amounts not to exceed in the aggregate at any one time outstanding the amount of its Commitment, and on the Closing Date, the Agent agrees to issue the Interim Letter of Credit; provided, however, that in no event shall the Aggregate Commitment hereunder exceed $200,000,000; and in no event shall Loans made to or for the benefit of Maryland and Technologies, together, or individually, exceed $75,000,000. Subject to the terms of this Agreement, Borrowers may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitments to lend hereunder shall expire on the Facility Termination Date.

     2.2 Final Principal Payment. Any outstanding Loans and all other unpaid Obligations shall be paid in full by Borrowers on the Facility Termination Date.

     2.3 Ratable Loans. Each Advance hereunder shall consist of Loans made from the several Lenders ratably in accordance with their Pro Rata Share of the Aggregate Commitment.

     2.4 Applicable Margins. The CD Applicable Margin, Base Rate Applicable Margin and LIBOR Applicable Margin shall be calculated based on the following performance grid (pricing is based on the higher of the rates resulting from independent application of the first two columns and is adjusted on the day following the last day of the Initial Interest Period, and thereafter on the first day of each calendar quarter, based on annualized results (i.e., the ratio of (a) the product of (i) the sum of Consolidated Net Income plus Consolidated Interest Expense for such quarter multiplied by four
(4) divided by (b) the sum of (i) the product of Consolidated Interest Expense multiplied by four plus (ii) the Current Portion of Long Term Debt) for the immediately preceding quarter; provided, however, that in the case of the adjustment following the Initial Interest Period, the Applicable Margin shall be determined using annualized results for the quarter ending March 31, 1996. If upon the expiration of the Initial Interest Period financial statements are not yet available for the quarter ending March 31, 1996, Borrowers shall continue to pay interest at the interest rate in effect at the expiration of the Initial Interest Period and, upon delivery of such statements, an amount equal to Deferred Interest, if any, shall be immediately due and payable). To the extent that, as of an adjustment date, Borrowers have not provided to Agent information necessary to apply the performance grid, interest shall be payable retroactively upon receipt of such information and calculation by Agent. In such event, Borrowers shall continue to pay interest at the interest rate and on the Payment Dates in effect for the preceding quarter and the parties shall adjust for the difference between interest payable and interest actually paid, when information to apply the performance grid is available.


===============================================================================
    Fixed Charge       Consolidated        LIBOR +         CD +     Prime +
     Coverage          Funded
                       Debt/EBITDA
-------------------------------------------------------------------------------
less than 2.0x         greater than       112.5 bps       125 bps     0 bps
                       4.0x
-------------------------------------------------------------------------------
greater than or        less than or       100.0 bps       112.5 bps   0 bps
equal to 2.0x but      equal to 4.0x
less than 3.0x         but greater than
                       3.5x
-------------------------------------------------------------------------------
greater than or        less than or        87.5 bps       100 bps     0 bps
equal to 2.5x but      equal to 3.5x
less than 3.0x         but greater than
                       3.0x
-------------------------------------------------------------------------------
greater than or        less than or        75.0 bps        87.5 bps   0 bps
equal to 3.0x but      equal to 3.0x
less than 3.5x         but greater than
                       2.5x
-------------------------------------------------------------------------------
greater than or        less than or        62.5 bps        75 bps     0 bps
equal to 3.5x          equal to 2.5x
===============================================================================

* bps = basis points

        2.5 Commitment Fee; Closing Fee; Interim Letter of Credit Fee. (a) Borrowers agree to pay to Agent for the account of each Lender a commitment fee (the "Commitment Fee") calculated at the rate of 0.25% per annum on the daily unborrowed portion of such Lender's Commitment from the Closing Date to and including the Facility Termination Date, payable quarterly in arrears on the first day of each calendar quarter hereafter beginning January 2, 1996, and on the Facility Termination Date.


     (b) Borrowers further agree to pay to Agent for the account of each Lender a closing fee (the "Closing Fee") in the aggregate amount of $125,000. Borrowers have heretofore paid to Agent for the account of each Lender one-half of the Closing Fee ($62,500), and Borrowers shall pay the remaining one-half of the Closing Fee ($62,500), to Agent for the account of each Lender on the Closing Date.

     (c) Borrowers further agree to pay to Agent for the account of each Lender a letter of credit fee (the "Letter of Credit Fee") in the aggregate amount of $44,792.00, payable on the Closing Date.

     2.6 Other Fees. Borrowers agree to pay all fees payable to Agent pursuant to the Interim Letter of Credit or a separate letter agreement.

     2.7 Minimum Amount of Loans. Base Rate Loans and CD Rate Loans shall be in the minimum amount of $5,000,000, and in multiples of $1,000,000 if in excess thereof. LIBOR Rate Loans shall be in the minimum amount of $10,000,000, and in multiples of $1,000,000 if in excess thereof.

     2.8   Interest Payable on the Loans.

     (a)   Initial  Interest.    Notwithstanding  any  other provision hereof,
all Advances hereunder made pursuant to a Borrowing Notice delivered by Borrowers on or before May 29, 1996, and all Advances made pursuant to a draw on the Interim Letter of Credit shall consist of Loans bearing interest until and including the last day of the Initial Interest Period, at a deemed Applicable Margin as follows, as selected by Borrowers:.

     (i)   For LIBOR Rate Loans:  .625%; or

     (ii)  For CD Rate Loans:  .75%; or

     (iii) For Base Rate Loans:  0%.

     As of the day following the last day of the Initial Interest Period, and notwithstanding any Interest Period then in effect, Applicable Margins shall be determined by reference to the table in Section 2.4 hereof.

          (b) Method of Selecting Rate Options and Interest Periods.
(i) Borrowers shall select the Rate Option for each

Advance and shall select the Interest Period applicable to each CD Rate Loan and LIBOR Rate Loan from time to time, by delivery to Agent of an irrevocable notice in the form of Exhibit C hereto (a "Borrowing Notice"), or by telephonic notice to Agent ("Telephonic Notice"), followed by a same day (which shall mean prior to 5:00 p.m. Cleveland, Ohio, time) written Borrowing Notice delivered to Agent via facsimile. Such Borrowing Notice shall indicate the name of the particular Borrower to or for the benefit of which such Advance shall be made.

     (ii) Each CD Rate Loan and LIBOR Rate Loan shall bear interest from and including the first day of the Interest Period applicable thereto until (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Loan. Borrowers shall select Interest Periods with respect to CD Rate Loans and LIBOR Rate Loans so that it is not necessary to pay such Loan prior to the last day of the applicable Interest Period in order to repay the Loans on the Facility Termination Date. Provided that no Default shall have occurred and be continuing, Borrowers may elect to continue a Loan as a CD Rate Loan or LIBOR Rate Loan, as the case may be, by giving irrevocable written, telephonic or telegraphic notice thereof to Agent not more than ten (10) nor less than three (3) Business Days prior to the last day of the then-current Interest Period for such Loan, specifying the duration of the succeeding Interest Period therefor. If Agent does not receive timely notice of such election, Borrowers shall be deemed to have elected to convert such Loan to a Base Rate Loan at the end of the then-current Interest Period. Provided that no Default shall have occurred and be continuing, Borrowers may, on any Business Day, convert any outstanding Base Rate Loan, or portion thereof, into a CD Rate Loan or a LIBOR Rate Loan in the same aggregate principal amount. If Borrowers desire to convert a Base Rate Loan, it shall give Agent prior written or telephonic notice not more than ten (10) nor less than three (3) Business Days prior to the requested conversion date, which notice shall specify the duration of the Interest Period applicable thereto.

     (c)   Determination of Adjusted Base Rate.  Agent shall determine the
Base Rate in effect from time to time. Any change in the Base Rate shall, for all purposes of this Agreement and the other Loan Documents, become effective on the effective date of such change in the Base Rate as announced by Agent in accordance with Agent's customary practices.

     (d)   Monthly Installments.


           (i) Borrowers shall pay to Agent, for the account of Lenders in accordance with their respective Pro Rata Share, monthly in arrears on the last Business Day of each month beginning with the month following the month in which the Closing Date occurs, interest on the outstanding principal amount of the Base Rate Loans at the annual rate equal to the Base Rate plus the Base Rate Applicable Margin; provided, however, that if Borrowers elect, pursuant to the final paragraph of Section 2.4(a), to convert a Base Rate Loan, or any portion thereof, to a CD Rate Loan or a LIBOR Rate Loan, Borrowers shall pay to Agent, for the account of Lenders in proportion to their respective Commitments, all accrued but unpaid interest on such Base Rate Loan, or that portion thereof which is being so converted, for the period commencing on the date of the last payment date under this paragraph 2.8(d)(i) and concluding on the day immediately preceding the first day of the Interest Period for the CD Rate Loan or the LIBOR Rate Loan into which such Base Rate Loan is converted.


           (ii) Borrowers shall pay to Agent, for the account of Lenders in accordance with their Pro Rata Share, in arrears, interest on the outstanding principal amount of the CD Rate Loans and the LIBOR Rate Loans at the annual rate equal to the CD Rate or the LIBOR Rate, as applicable. Such interest shall be due and payable on the last Business Day of the applicable Interest Period of ninety (90) days or less, for all other CD Rate Loans and LIBOR Rate Loans, interest shall be payable, in arrears as aforesaid, on (x) that Business Day which is ninety (90) days after the beginning of the Interest Period for such Loans; and
                 (y) on the final day of the Interest Period therefor.


     (e) Interest on Overdue Payments; Default Interest Rate. If any payment of principal or interest is not paid when due, or prior to the expiration of the applicable period of grace (if any) therefor, Agent may charge and collect from Borrowers, or may add to the unpaid balance of the Notes, a Late Charge. Any Late Charge charged and collected by the agent shall be distributed to Lenders in proportion to their respective Commitments. No failure by Agent to charge or collect any Late Charge in respect of any delinquent payment shall be considered to be a waiver by Agent or Lenders of any rights they may have hereunder, including without limitation the right subsequently to impose a Late Charge for such delinquent payment or to take such other actions as may then be available to them hereunder or at law or in equity, including but not limited to the right to terminate the Commitments and/or to accelerate the Obligations pursuant to the terms hereof. If the Notes have been accelerated pursuant to this Agreement or if a Default hereunder or under any other Loan Document shall have occurred and be continuing, the outstanding principal balance of the Indebtedness advanced under this Agreement, together with all accrued interest thereon and any and all other Obligations, shall bear interest from the date on which such amount shall have first become due and payable to the date on which such amount shall be paid (whether before or after judgment) at the Default Interest Rate. Interest at the Default Interest Rate will continue to accrue and will (to the extent permitted by applicable law) be compounded daily until the Obligations in respect of such payment are discharged (whether before or after judgment).

     2.9   Repayments and Prepayments of Principal.

     (a) Optional Prepayments. Without derogating from the mandatory prepayment requirements contained in Section 2.9(b) hereof, Borrowers may prepay the principal of the Loans in full or in part at any time and from time to time upon payment to Agent of all accrued interest to the date of payment; provided, however, that (i) all partial payments of principal shall be in an amount equal to or greater than One Hundred Thousand Dollars ($100,000.00); and (ii) all Loans may be prepaid without penalty or premium. If Borrowers shall prepay any Loan which is a LIBOR Rate Loan or a CD Rate Loan on a day other than the final day of the applicable Interest Period therefor, such prepayment must include an amount equal to all of Lenders' aggregate LIBOR Break Funding Costs or CD Break Funding Costs, respectively, applicable to or resulting from such prepayment in accordance with Section 2.9, below.

     (b) Mandatory Prepayments. If at any time the aggregate principal balance of all Loans made hereunder exceeds the aggregate amount of the Commitments Borrowers shall immediately prepay an amount equal to such excess.

     (c) Application of Prepayments. Any prepayment of the Obligations shall be applied by Agent as set forth in Section 2.10 hereof. To the extent that such payment, repayment or prepayment shall be applied to a CD Rate Loan or a LIBOR Rate Loan, Agent shall retain such amount until the expiration of the Interest Period applicable to such Loan, and, shall apply such payment at such time so as to minimize the LIBOR Break Funding Costs or CD Break Funding Costs applicable to such payment, repayment or prepayment, unless otherwise instructed by Borrowers to pay, repay or prepay such Loan and nonetheless incur the applicable LIBOR Break Funding Cost or CD Break Funding Cost.

          (d) Maturity. Subject to the terms and conditions of this Agreement, Borrowers will be entitled to reborrow all or any part of the principal of the Notes repaid or prepaid prior to the termination of the Commitments. The Commitments shall terminate, and all of the Indebtedness evidenced by each Note shall, if not sooner paid, be in any event absolutely and unconditionally due and payable in full by Borrowers, on the Facility Termination Date.

     (e) Notice of Prepayments of Principal. Borrowers will provide Agent at least (1) one Business Day's advance, written notice of their intention to make any voluntary prepayment of principal. Such notice shall be irrevocable and shall specify the date of prepayment and the aggregate amount to be paid.

     (f) Reduction in Commitment. Provided there is not then any Default or Unmatured Default hereunder or any other Loan Document, Borrowers may, upon and subject to the terms and conditions set forth in this Section 2.9(f), elect permanently to reduce the Aggregate Commitment by providing Agent and each Lender with not less than thirty (30) days' prior written notice of its election to do so. Such notice shall specify the date on which such reduction is intended to become effective and the amount to which Borrowers would propose to reduce the Aggregate Commitment. Provided that Borrowers shall, on or prior to the effective date for such reduction specified in such notice, have made such payments or prepayments as may be necessary to cause the outstanding balance of all Loans to Borrowers to be reduced to an amount equal to or less than the amount of the Aggregate Commitment (giving effect to the proposed reduction thereof contemplated in Borrowers' notice), the Aggregate Commitment shall, on the date specified in Borrowers' notice, be reduced to the amount stipulated in Borrowers' notice. In the event that Borrowers shall elect to reduce the Aggregate Commitment as aforesaid, each Lender's commitment shall be reduced, pro rata, to reflect any such reduction in the Aggregate Commitment, and the amount of the Commitment Fee payable during the fiscal quarter in which such reduction shall become effective shall be calculated so as to give effect to such reduction, as of the effective date thereof, on a per diem basis. Each reduction in the amount of the Aggregate Commitment effected pursuant to this
Section 2.9(f) shall be in a multiple of Five Million Dollars ($5,000,000), and the minimum reduction shall be Twenty-Five Million Dollars ($25,000,000). Each reduction in the amount of the Aggregate Commitment shall be permanent. Borrowers may exercise their right permanently to reduce the amount of the Aggregate Commitment not more frequently than twice during any six-month period. Borrowers shall pay all reasonable costs and expenses of Agent (including, without limitation, reasonable attorney's fees) incurred in connection with the exercise of Borrowers' rights under this Section 2.9(f).

     2.10   Payments and Computations.

     (a) Time and Place of Payments. Each payment to be made by Borrowers under this Agreement or any other Loan Documents shall be made directly to Agent at its Head Office, not later than 12:00 noon Cleveland time, on the due date of each such payment, in immediately available and freely transferrable funds. Any payment received after such time will be deemed to have been received on the next Business Day. Agent will, on the same Business Day that it receives (or is deemed to receive, as aforesaid) each such payment, cause to be distributed to each Lender, in immediately available and freely transferrable funds, such Lender's Pro Rata Share of each such payment received by Agent.

     (b) Application of Funds. Notwithstanding anything herein to the contrary, the funds received by Agent with respect to the Obligations shall be applied as follows:

     (i) No Default. Provided that the Notes have not been accelerated pursuant to Section 7.1, below, and provided further that no Default or Unmatured Default hereunder or under any Loan Document shall have occurred and be continuing at the time that Agent receives such funds, in the following manner: (a) first, to the payment of all fees, charges, and other sums (other than principal and interest) then due and payable to Agent or Lenders under the Notes, this Agreement or the other Loan Documents (including, without limitation, any LIBOR Break Funding Costs or CD Break Funding Costs which may then be payable); (b) second, to the payment of all accrued but unpaid interest at the time of such payment in accordance with each Lender's Pro Rata Share; and (c) third, to the payment of principal of the Notes in accordance with Lender's Pro Rata Shares.

     (ii)  Default.    If  the  Notes  have been accelerated pursuant to Section
           7.1, or if a Default hereunder shall have occurred and be continuing hereunder or under the Notes or any of the other Loan Documents at the time Agent receives such funds, in the following manner: (a) first to the payment or reimbursement of Lenders and Agent for all costs, expenses, disbursements and losses which shall have been incurred or sustained by Lenders or Agent in or incidental to the collection of the Obligations owed by Borrowers hereunder or the exercise, protection, or enforcement by Lenders or Agent of all or any of the rights, remedies, powers and privileges of Lenders and Agent under this Agreement, the Notes, or any of the other Loan Documents and in and towards the provision of adequate indemnity to Agent and any of Lenders against all taxes or Liens which by law shall or may have priority over the rights of Agent or Lenders in and to such funds; and (b) second to the payment of all of the Obligations in accordance with Section 2.10(b)(i) above.

     (c) Payments on Business Days. If any sum would (but for the provisions of this Section 2.10(c)) become due and payable on any day which is not a Business Day, then such sum shall become due and payable on the next succeeding Business Day, and interest payable on such sum shall continue to accrue and shall be adjusted by Agent accordingly.

     (d)   Computation of Interest.    All computations of interest payable
under this Agreement, the Notes, or any of the other Loan Documents shall be computed by Agent on the basis of the actual principal amount outstanding on each day during the payment period, and shall be calculated with reference to the actual number of days elapsed during such period on the basis of a year consisting of three hundred and sixty (360) days. The daily interest charge shall be one three-hundred-sixtieth (1/360th) of the annual interest amount. Each determination of any interest rate by Agent shall be conclusive and binding on Borrowers in the absence of manifest error. Absent manifest error, a certificate or statement signed by an authorized officer of the Agent shall be conclusive evidence of the amount of the Obligations due and unpaid as of the date of such certificate or statement.

     2.11 Payments to be Free of Deductions. Each payment to be made by Borrowers under this Agreement, any Note, or any of the other Loan Documents shall be made in accordance with Section 2.10 hereof, without set-off, deduction or counterclaim whatsoever, and free and clear of taxes, levies, imposts, duties, charges, fees, deduction, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any governmental or taxing authority, unless Borrowers are compelled by law to make any such deduction or withholding. In the event that any such obligation to deduct or withhold is imposed upon Borrowers with respect to any such payment:
(a) Borrowers shall be permitted to make the deduction or withholding required by law in respect of the said payment, and (b) there shall become and be absolutely due and payable by Borrowers to Agent or such Lender on the date on which the said payment shall be due and payable, and Borrowers hereby promise to pay to Agent or such Lender on such date, such additional amount as shall be necessary to enable Agent or such Lender to receive the same net amount which Agent or such Lender would have received on such due date had no such obligation been imposed by law. Notwithstanding any provision of this Section 2.11 to the contrary, the foregoing provisions of this Section 2.11 shall not apply in the case of any deductions or withholding made (y) in respect of taxes charged upon or by reference to the overall net income, profits or gains of Agent or any Lender, or (z) failure by a Lender to comply with Section 2.21.

          2.12 Use of Proceeds. Borrowers represent, warrant and covenant to Agent and to each Lender that all proceeds of the Advances shall be used by Borrowers only for the following purposes: (i) the Technologies Acquisition,
(ii) refinancing existing Indebtedness for Borrowed Money, (iii) Working Capital needs, and (iv) Acquisitions, to the extent expressly permitted under this Agreement and (v) except as expressly limited in this Agreement, general corporate purposes.

     2.13 LIBOR Break Funding Cost; CD Break Funding Cost. Borrowers shall pay to Agent, for the ratable benefit of each Lender, the LIBOR Break Funding Costs or CD Break Funding Costs that Agent determines are attributable to:

     (a) any payment (including, without limitation, any payment resulting from the acceleration of the Loans pursuant to this Agreement or any Loan Document), repayment, mandatory or optional prepayment, or conversion of a LIBOR Rate Loan or CD Rate Loan for any reason on a date other than the last day of the Interest Period for such LIBOR Rate Loan or CD Rate Loan; or

     (b) any failure by Borrowers for any reason to borrow a LIBOR Rate Loan or CD Rate Loan on the date for such borrowing specified in the relevant notice of borrowing or Borrowing Notice given pursuant to this Agreement.

     2.14  Additional Costs.

     (a) Notwithstanding any conflicting provisions of this Agreement to the contrary, if any applicable law, rule or regulation not in effect as of the date hereof shall (i) subject Agent or any Lender to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to any Loan, this Agreement, any Note, or any of the other Loan Documents or the payment by Borrowers of any amounts payable to Agent or any Lender hereunder or thereunder (other than taxes charged upon or by reference to the overall net income, profits or gains of Agent or any Lender or taxes charged with respect to any Lender's failure to comply with Section 2.21 hereof); or (ii) materially change, in the reasonable opinion of the party so affected, the basis of taxation (other than changes in tax rates applicable to taxes charged upon or by reference to the overall net income, profits or gains of Agent or any Lender or taxes charged with respect to any Lender's failure to comply with Section 2.21 hereof) of payments to Agent or any Lender of the principal of or the interest on any Note or any other amounts payable to Agent or any Lender under this Agreement, or any of the other Loan Documents; or (iii) impose or increase or render applicable any special or supplementary special deposit or reserve or similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or any eligible liabilities of, or loans by any office or branch of, Agent or any Lender; or (iv) impose on Agent or any Lender any other condition or requirement with respect to this Agreement, any Note, or any of the other Loan Documents, and if the result of any of the foregoing is (A) to increase the cost to Agent or any Lender of making, funding or maintaining all or any part of the principal of the Loans, or (B) to reduce the amount of principal, interest or any other sum payable by Borrowers to Agent or any Lender under this Agreement, any Note, or any of the other Loan Documents, or (C) to require Agent or any Lender to make any payment or to forego any interest or other sum payable by Borrowers to Agent or any Lender under this Agreement, any Note, or any of the other Loan

Documents, the amount of which payment or foregone interest or other sum is measured by or calculated by reference to the gross amount of any sum receivable or deemed received by Agent or any Lender from Borrowers under this Agreement, any Note, or any of the other Loans Documents, then, and in each such case, Borrowers will pay to Agent for Agent or the account of a Lender, as the case may be, within sixty (60) days of written notice by Agent or such Lender, such additional amounts as will (in the reasonable opinion of Agent or such Lender, as the case may be) be sufficient to compensate Agent or such Lender for such sum.

     (b) If any present or future applicable law, rule or regulation shall make it unlawful for any Borrowers to perform any one or more of its agreements or Obligations under this Agreement, any Note, or any of the other Loan Documents, then the obligations of Lenders under their respective Commitment
shall terminate immediately.   If any present or future applicable law, rule or
regulation shall make it unlawful for any Borrowers to perform any one or more of its agreements or obligations under this Agreement, any Note, or any of the other Loan Documents, and Agent, or any Lender shall at any time determine (which reasonable determination shall be conclusive and binding on Borrowers)
(i) that, as a consequence of the effect or operation (whether direct or indirect) of any such applicable law, rule or regulation, any one or more of the rights, remedies, powers or privileges of Agent or any Lender under or in respect of this Agreement, any Note, or any of the other Loan Documents shall be or become invalid, unenforceable, or materially restricted; and (ii) that all or any one or more of the rights, remedies, powers and privileges so affected are of material importance to Agent or any Lender (as determined by the party so affected), then Agent shall, at the direction of the Required Banks, by giving notice to Borrowers, declare all of the Obligations, including, without limitation, the entire unpaid principal of the Notes, all of the unpaid interest accrued thereon and any and all other sums due and payable by Borrowers to Agent or Lenders under this Agreement, any Note, and any of the other Loan Documents, to be immediately due and payable, and, thereupon, such Obligations shall (if not already due and payable) forthwith become and be due and payable without further notice or other formalities of any kind, all of which are hereby expressly waived.

     (c) If Agent or any Lender shall reasonably determine that any law, rule or regulation not in effect as of the date hereof regarding capital adequacy, or in the event of any change in any existing such law, rule or regulation or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital, as a consequence of its obligations hereunder, to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies with respect to capital adequacy) by any amount deemed by such Lender to be material, then Borrowers shall pay to such Lender within sixty
(60) days of written notice by such Lender such amount or amounts, in addition to the amounts payable under the provisions of this Agreement or any other Loan Document, as will compensate such Lender for such reduction. Determinations by any Lender of the additional amount or amounts required to compensate such Lender in respect of the foregoing shall be presumptively correct absent manifest error. In determining such amount or amounts, each Lender may use in good faith any reasonable averaging and attribution methods of general application.


     (d) Each Lender agrees, that upon the occurrence of any event giving rise to the operation of Section 2.11, or (a)-(c) of this Section 2.14 with respect to such Lender, it will, to the extent permitted by Applicable Law or by the relevant governmental authority, in consultation with the Agent, for a period of thirty (30) days endeavor in good faith to avoid or minimize the increase in costs or reduction in payments resulting from such event (including, but not limited to, endeavoring to change its Lending Installation); providing, however, that such avoidance or minimization can be made in such a manner that such Lender, in its sole determination, suffers no economic, legal or regulatory disadvantage. If any Lender (an "Affected Lender") shall make a demand for payment under any of such Sections, and Borrowers shall find a Lender or an assignee which offers in writing to purchase the Commitments and Advances of such Affected Lender without recourse at par on a specified date, together with accrued and unpaid interest and commitment fees thereon to the date of purchase, and tenders the purchase price of such Commitments and Advances on such specified date, and if, in the reasonable opinion of such Affected Lender, its acceptance of such offer would be permitted under Applicable Law and all relevant governmental authorities and would not result in its suffering any economic, legal, or other regulatory disadvantage, then Borrowers shall be excused from the payment of the increased costs claimed by such Affected Lender under any of such Sections accruing after the first interest payment date pursuant to Section 2.18 for each Advance of such Affected Lender following such specified date, if the Affected Lender demanding payment under either such Section declines such purchase offer. If such Affected Lender accepts such purchase offer, upon consummation of such purchase offer such Affected Lender shall cease to be a party hereto. Except as provided in the immediately preceding sentence, nothing in this Section 2.14(d) shall affect or postpone the obligations of Borrowers to make payments as provided hereunder. Any reasonable expenses incurred by such Affected Lender under this Section 2.14(d) shall be paid by the Borrowers upon delivery by such Affected Lender to Borrowers of a certificate as to the amount of such expenses, which certificate shall be conclusive and binding, in absence of manifest error.

     (e) For purposes of this Section 2.14, "laws, rules and regulations not in effect on the date hereof" or similar words shall be deemed to include future interpretations of existing laws, rules and regulations.


     2.15 Indemnification of Losses. Without derogating from any of the other provisions of this Agreement or any of the other Loan Documents Borrowers hereby absolutely and unconditionally agree to indemnify Agent and each Lender, upon demand at any time and as often as the occasion therefor may require, against any and all claim, demands, suits, actions, damages, losses, costs, expenses and all other liabilities whatsoever which Agent or any Lender or any of their respective directors or officers may sustain or incur as a consequence of, on account of, in relation to or in any way in connection with (a) any failure by Borrowers to pay, punctually on the due date thereof, any amount payable under this agreement, any Note, or any of the other Loan Documents beyond the expiration of the period of grace (if any) applicable thereto, or (b) the acceleration of the maturity of any of the Obligations, or (c) any failure by any Borrower to perform or comply with any of the terms and provisions of this Agreement, any Note or any of the other Loan Documents. Such claims, demands, suits, actions, damages, losses, costs, expenses shall include, without limitation (i) any costs incurred by Agent or any lender in carrying funds to cover any overdue principal, overdue interest or any other overdue sums payable by Borrowers under this Agreement, any Note or any of the other Loan Documents;
(ii) any interest payable by Agent or any Lender in order to carry the fund referred to in clause (i) of this Section 2.15; and (iii) any losses (but excluding losses of anticipated profit) incurred or sustained by Agent or any Lender in liquidating or re-employing funds acquired from third parties to make, fund or maintain all or any part of the Loans.


     2.16 Statements by Agent or any Lender. A certified statement signed by an officer of Agent or any Lender setting forth any additional amount required to be paid by Borrowers to Agent or such Lender (together with supporting documentation setting forth in reasonable detail an explanation of the basis for requesting payment of such amount), respectively, under Section 2.14 and 2.15 hereof shall be submitted by Agent or such Lender to Borrowers in connection with each demand made at any time by Agent (with copies thereof delivered to each other Lender) or such Lender under either of such Sections. A claim by Agent or any Lender for all or any part of any additional amounts required to be paid by Borrowers under Section 2.14 and 2.15 hereof may be made before or after any payment to which such claim relates. Each such statement shall, in the absence of manifest error, constitute presumptive evidence of the additional amount required to be paid to Agent or such Lender.


     2.17 Borrowing Notices; Telephonic Notices. (a) All requests for draws, advances, or disbursements of Loan proceeds shall be made by and on behalf of Borrowers in writing on a Borrowing Notice, or by Telephonic Notice. All Telephonic Notices, must be followed by same day (which shall mean prior to 5:00 p.m., Cleveland, Ohio, time) written Borrowing Notice delivered to Agent via facsimile. Borrowing Notices may be transmitted to Agent at its Head Office via fax or telecopy, provided that Borrowers immediately notify Agent by telephone of such transmission. Each Borrowing Notice for Base Rate Loans shall be transmitted to and received by Agent, or each Telephonic Notice shall be received by telephone by Agent, not later than 12:00 p.m. Cleveland, Ohio, time not more than ten (10) Business Days nor less than one (1) Business Day before the Borrowing Date of each Base Rate Loan and not more than ten (10) Business Days nor less than three
(3) Business Days before the Borrowing Date for each CD Rate Loan or LIBOR Rate Loan. All Borrowing Notices shall be accompanied by such documents, reports and other materials as may be reasonably necessary to enable Agent (and each Lender) to confirm that the conditions precedent to the disbursement of such requested Loan have been satisfied.


     (b) Agent shall notify Lenders promptly by telephone of its receipt of Borrower's Borrowing Notice, but in no event shall Agent notify Lenders later than 5:00 p.m. Cleveland time, on the day on which Agent actually receives the applicable Borrowing Notice. In addition, Agent shall provide each Lender with a copy of each such Borrowing Notice, together with all accompanying materials, promptly upon Agent's receipt thereof, and shall in addition provide each Lender with a statement showing Agent's calculation of its respective Pro Rata Share of the Advance so requested. Each Lender will, upon receiving notice from Agent of Borrower's Borrowing Notice, become and be obligated to place at the disposal of Agent, not later than 10:00 a.m., Cleveland time, on the Borrowing Date set forth on such Borrowing Notice, an aggregate amount in dollars equal to such Lender's Pro Rata Share multiplied by the amount of the Advance requested. The payment by each Lender of such aggregate amount shall be made to Agent at Agent's Head Office in immediately available and freely transferrable funds.


     (c) Agent shall disburse the proceeds of each Loan to Borrowers, in immediately available funds not later than noon, Cleveland time, on the Borrowing Date described therefor, provided that: (x) Borrowers shall have provided Agent with a Borrowing Notice for such Advance as and when provided above; (y) all of the conditions precedent applicable to such Advance shall be satisfied as at the Closing Date or such later Borrowing Date as may be applicable to such Loan; and (z) each Lender shall fund the amount equal to its Loan as provided in Section 2.17(b), above.


     2.18 Notes; Telephonic Notices. Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to its Note, provided, however, that the failure to so record shall not affect Borrowers' obligations under such Note. Borrowers hereby authorize Lenders and Agent to extend, convert or continue Loans, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons Agent or any Lender in good faith believes to be acting on behalf of Borrowers. Borrowers agree to deliver promptly to Agent a written confirmation, if such confirmation is requested by Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by Agent and Lenders, the records of Agent and Lenders shall govern absent manifest error.


     2.19 Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or telex notice to Agent and Borrowers, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.


     2.20 Non-Receipt of Funds by Agent. Unless Borrowers or a Lender, as the case may be, notifies Agent prior to the date on which it is scheduled to make payment to Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of Borrowers, a payment of principal, interest or fees to Agent for the account of Lenders, that it does not intend to make such payment, Agent may assume that such payment has been made. Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or Borrowers, as the case may be, has not in fact made such payment to Agent, the recipient of such payment shall, on demand by Agent, repay to Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by Agent until the date Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by Borrowers, the interest rate applicable to the relevant Loan.


     2.21 Withholding Tax Exemption. At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to each Borrower and Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form 1001 or 4224 further undertakes to deliver to each Borrower and Agent two additional copies of such form (or a successor form) on or before the date that such form expires (currently, three successive calendar years for Form 1001 and one calendar year for Form 4224) or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by Borrowers or Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises Borrowers and Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.


     2.22 The Interim Letter of Credit.


     (a) Payment in Certain Circumstances. Upon the occurrence of an Event of Default and the acceleration of the maturity of the Loans or, if payment is not then due to the beneficiary under the Interim Letter of Credit, Agent shall not pay the beneficiary under the Interim Letter of Credit prior to the date for payment specified thereunder. Agent, may, however, provide for the deposit of funds in an account to secure payment to the beneficiary, and any funds so deposited shall be paid to such beneficiary (subject to the satisfaction of all conditions to such payment), or returned to the Agent for distribution to the Banks (or, if all Obligations then shall have been indefeasibly paid in full, to the Company) if no payment to such beneficiary has been made and if the final date available for drawings under the Interim Letter of Credit has passed. Each payment or deposit of funds by the Agent as provided in this paragraph shall be treated for all purposes of this Agreement as a drawing duly honored by the Agent under the Interim Letter of Credit and an Advance under this Agreement.


     (b) Termination of Credit Commitments. If for any reason the obligations of the Lenders to make Loans hereunder shall terminate when the Interim Letter of Credit is outstanding, Borrowers shall, in addition to their repayment obligations hereunder, immediately deposit with Agent an amount, in cash, equal to the face amount of the Interim Letter of Credit.


     (c) Payment by Banks. If Borrowers shall fail to reimburse the Agent as and when required above for the amount of any drawing honored by the Agent under the Interim Letter of Credit, the Agent shall promptly notify each Bank of the unreimbursed amount of such drawing and of such Bank's respective Pro Rata Share thereof. Each Bank shall make available to the Agent an amount equal to its respective Pro Rata Share of such unreimbursed drawing, in immediately available funds, at the office of the Agent specified in such notice, not later than 12:00 P.M.

(Cleveland time) on the first Business Day after such Bank's receipt of such notice from the Agent. If any Bank fails to make available to the Agent the amount of such Bank's Pro Rata Share of such unreimbursed drawing, the Agent shall be entitled to recover such amount on demand from such Bank, together with interest at the customary rate set by the Agent for the correction of errors among banks. Nothing in this provision shall prejudice the right of any Bank to recover from the Agent any amounts made available by such Bank to the Agent pursuant to this provision in the event that it is determined by a court of competent jurisdiction that the payment with respect to the Interim Letter of Credit by the Agent in respect of which payment was made by the Agent constituted gross negligence or willful misconduct on the part of the Agent. The Agent shall distribute to each other Bank which has paid all amounts payable by it under this Section 2.22(c) with respect to the Interim Letter of Credit such other Bank's Pro Rata Share of all payments received by the Agent from Borrowers in reimbursement of drawings honored by the Agent under the Interim Letter of Credit when such payments are received.


     (d) Obligations Absolute. The obligation of Borrowers to reimburse the Agent for drawings made under the Interim Letter of Credit and the obligations of the Banks under Section 2.22(c) shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following:


           (i) any lack of validity or enforceability of the Interim Letter of Credit;


           (ii) the existence of any claim, setoff, defense or other right which Borrowers may have at any time against a beneficiary or any transferee of the Interim Letter of Credit (or any persons or entities for whom any such transferee may be acting), the Agent, any Bank or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrowers and the beneficiary for which the Interim Letter of Credit was procured);


           (iii) any draft, demand, certificate or any other document presented under the Interim Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;


           (iv) payment by the Agent under the Interim Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of the Interim Letter of Credit, provided that such payment does not constitute gross negligence or willful misconduct of the Agent;

           (v) any other circumstance or occurrence whatsoever, which is similar to any of the foregoing; or


           (vi) the fact that a default or an Event of Default shall have occurred and be continuing.


           (e) Indemnification: Nature of the Agent's Duties. In addition to amounts payable as elsewhere provided in this Section 2.22, and without limiting any other indemnification provided for in this Agreement, Borrowers agree to protect, indemnify, pay and save the Agent harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) which the Agent may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of the Interim Letter of Credit, other than as a result of the gross negligence or willful misconduct of the Agent as determined by a court of competent jurisdiction, or
(ii) the failure of the Agent to honor a drawing under the Interim Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority. As between Borrowers and the Agent, Borrowers assume all risks of the acts and omissions of, or misuse of the Interim Letter of Credit by, the respective beneficiaries thereof. In furtherance and not in limitation of the foregoing, the Agent shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Interim Letter of Credit, even if any of the foregoing should in fact prove to be invalid, insufficient, inaccurate, fraudulent or forged in any respect; (ii) the validity or insufficiency of any instrument transferring or assigning or purporting to transfer or assign the Interim Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of the Interim Letter of Credit to comply fully with conditions required in order to draw thereupon; (iv) the errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telecopy, telex or otherwise, whether or not they be in cipher; (v) the errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under the Interim Letter of Credit or any proceeds thereof; (vii) the misapplication by the beneficiary of the Interim Letter of Credit of the proceeds of any drawing under such Interim Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Agent. None of the above shall affect, impair, or prevent the vesting of any of the Agent's rights or powers hereunder. In determining whether to pay under the Interim Letter of Credit, the Agent shall be responsible only to determine that the documents and certificates required to be delivered under the Interim Letter of Credit have been delivered and that the same comply on their face with the requirements of the Interim Letter of Credit. Borrowers shall have no obligation to indemnify the Agent in respect of any liability incurred by the Agent arising solely out of the gross negligence or willful misconduct of the Agent, as determined by a court of competent jurisdiction, or out of the wrongful dishonor by the Agent of a proper demand for payment made under the Interim Letter of Credit.



                                  ARTICLE III


                              CONDITIONS PRECEDENT


     3.1 Initial Advance. Lenders shall not be required to make the Initial Advance hereunder unless (a) Borrowers shall have paid all fees due and payable to Lenders and Agent hereunder, (b) the initial Borrowing Notice is delivered to the Agent on or before November 29, 1995, (c) the proceeds of the Initial Advance are sufficient to and are used for the payoff and termination of the Existing Facilities, (d)(i) five (5) Business Days prior to the Technologies Acquisition, the Company shall have provided in writing to Agent a detailed list certified by an Authorized Financial Officer, of the amount and kind of all consideration being paid by the Company and or Maryland in connection with the Technologies Acquisition, and (ii) each Lender, in its sole discretion, has approved the contents of Borrower's notice (the Agent shall respond in writing to the Company within five (5) Business Days of receiving the Company's original notice as to Lenders' approval or disapproval; in the event that any Lender disapproves of the amount and kind of consideration being paid by the Company and or Maryland in connection with the Technologies Acquisition, this Agreement shall terminate with respect to such Lender as of the date of Agent's notice of disapproval to the Company), (e) the closing of the Technologies Acquisition shall have occurred on or before November 30, 1995, in accordance with the terms and conditions of documents and instruments (the "Merger Documents") that have been reviewed and approved by Agent and Agent's counsel, and (f) Borrowers shall have furnished to Agent, with sufficient copies for Lenders, the following:


          (i) The duly executed originals of the Loan Documents, including the Notes, payable to the order of each of Lenders, and this Agreement and a Subsidiary Guaranty from Canada;

         (ii) A certificate of good standing for each Borrower and Canada, certified by the appropriate governmental officer, and foreign qualification certificates, certified by the appropriate governmental officer, for each jurisdiction where the failure to so qualify or be licensed (if required) could reasonably be expected to result in a Material Adverse Change;

       (iii) Copies, certified by an officer of each Borrower and Canada, of each of the Borrower's formation documents (including by-laws or code of regulations), together with all amendments thereto;

        (iv) An incumbency certificate, executed by an officer of each Borrower and Canada, which shall identify by name and title and bear the signature of the Persons authorized to sign the Loan Documents and the Subsidiary Guaranty, respectively, and to make borrowings hereunder on behalf of each Borrower, upon which certificate Agent and Lenders shall be entitled to rely until informed of any change in writing by each Borrower or Canada;

         (v) Copies, certified by the Secretary or Assistant Secretary, of each Borrower's and Canada's Board of Directors' resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) authorizing, as the case may be, the Advances provided for herein and the execution, delivery and performance of the Loan Documents or the Subsidiary Guaranty to be executed and delivered by each Borrower and Canada hereunder;

        (vi) A written opinion of each Borrower's and Canada's counsel, addressed to Lenders in substantially the form of Exhibit D and Exhibit E hereto;

       (vii) A certificate, signed by an officer of each Borrower, stating that on the initial Borrowing Date no Default or Unmatured Default has occurred and is continuing and that all representations and warranties of each Borrower are true and correct as of the initial Borrowing Date;


      (viii) The most recent financial statements of the Company and a certificate from an officer of the Company stating that no material adverse change in the Company's financial condition has occurred since September 30, 1995;

        (ix) UCC financing statement, judgment, and tax lien searches with respect to each Borrower from the State of Ohio, from the state of Maryland with respect to Technologies and Maryland and from the province of Ontario with respect to Canada;

         (x) A certificate, signed by an officer of each Borrower, stating that all judgments against each Borrower have been satisfied, and that all liens or encumbrances on any Property of any Borrower have been released, other than liens permitted pursuant to Section 5.15;

        (xi) Written money transfer instructions, in substantially the form of Exhibit F hereto, addressed to Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as Agent may have reasonably requested;

       (xii) An original counterpart of the articles of merger relating to the Technologies Acquisition and any other documents or instruments relating thereto requested by Agent or any Lender, and a certificate of an Authorized Financial Officer stating that the Technologies Acquisition occurred in accordance with the terms of the Merger Documents;

      (xiii) Immediately following the closing of the Technologies Acquisition, a resolution of the new board of directors of the surviving corporation acknowledging its obligations as a Borrower under this Agreement; and

       (xiv) Such other documents as any Lender or its counsel may have reasonably requested, the form and substance of which documents shall be acceptable to the parties and their respective counsel.


         3.2 Each Advance. Lenders shall not be required to make any Advance unless on the applicable Borrowing Date:

         (i)     There exists no Default or Unmatured Default;

        (ii) The representations and warranties contained in Article IV are true and correct in all material respects as of such Borrowing Date with respect to each Borrower and to any Subsidiary in existence on such Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct in all material respects on and as of such earlier date;

       (iii) All legal matters incident to the making of such Advance shall be satisfactory to Lenders and their counsel; and

        (iv) Borrowers have provided to Lenders, Borrowers latest audited annual financial statements and unaudited partial year financial statements (all such financial statements to be prepared with the specified detail required in Section 5.1 hereof).


     Each Borrowing Notice with respect to each such Advance shall constitute a representation and warranty by Borrowers that the conditions contained in Sections 3.2(i) and (ii) have been satisfied.


                                   ARTICLE IV

     REPRESENTATIONS AND WARRANTIES


     Borrowers represent and warrant to Lenders that:


           4.1 Existence. The Company is a corporation duly organized and validly existing under the laws of the State of Ohio, having its principal place of business in Garfield Heights, Ohio; and Maryland is a corporation duly organized and validly existing under the laws of the State of Maryland, having its principal place of business in Gaithersburg, Maryland; and each has all requisite authority to conduct its business in each jurisdiction in which its business is conducted. Each Borrower's Subsidiaries are duly incorporated, validly existing and in good standing under the laws of their jurisdiction of incorporation and have all requisite authority to conduct its business in each jurisdiction in which their business is conducted.


           4.2 Authorization and Validity. Each Borrower has the power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by each Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper proceedings, and the Loan Documents constitute legal, valid and binding obligations of each Borrower enforceable against each Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.


           4.3  No Conflict,  Government  Consent.    Neither  the execution and
delivery by each Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on each Borrower or any of its Subsidiaries or each Borrower's or any Subsidiary's articles of incorporation or bylaws, or the provisions of any material indenture, material instrument or material agreement to which each Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.


          4.4 Financial Statements-- Material Adverse Change. The September 30, 1995 financial statements of Borrowers and their Subsidiaries heretofore delivered to Lenders were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present the financial condition and operations of Borrowers and their Subsidiaries at such date and the consolidated results of their operations for the period then ended. Since September 30, 1995 there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of Borrowers and their Subsidiaries which could reasonably be expected to result in a Material Adverse Change.


          4.5 Tax. Borrowers and their Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by Borrowers or any of their Subsidiaries except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of Borrowers and their Subsidiaries in respect of any taxes or other governmental charges are adequate.


          4.6 Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry: pending or, to the knowledge of any of their officers, threatened against or affecting Borrowers or any of their Subsidiaries which could reasonably be expected to result in a Material Adverse Change. Borrowers have no material Contingent Obligations not provided for or disclosed in the financial statements referred to in Section 5.1.


          4.7 Subsidiaries. Schedule 1 hereto contains an accurate list of all of the presently existing Subsidiaries of each Borrower setting forth their respective jurisdictions of incorporation and the percentage of their respective capital stock owned by each Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock of such Subsidiaries have been duly authorized and issued and are fully paid and nonassessable.


          4.8 ERISA. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $1,000,000. Neither Borrowers nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $250,000 in the aggregate. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither Borrowers nor any other member of the Controlled Group have withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.


          4.9 Accuracy of Information. All factual information heretofore or contemporaneously furnished by or on behalf of Borrowers or any of their Subsidiaries to Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of Borrowers or any of their Subsidiaries to Agent or any Lender will be, true and accurate in all material respects (taken as a whole) on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time.


          4.10 Regulation U. No Borrower holds any margin stock (as defined in Regulation U).


          4.11 Material Agreements. No Borrower nor any of their respective Subsidiaries is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to result in a Material Adverse Change. No Borrower nor any of their respective Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to result in a Material Adverse Change or (ii) any agreement or instrument evidencing or governing Indebtedness.


          4.12 Compliance with Laws. Each Borrower and its Subsidiaries has complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses, and ownership of their respective Property, the non-compliance with which could reasonably be expected to result in a Material Adverse Change. No Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to result in a Material Adverse Change.

          4.13 Ownership of Properties. Except as set forth on Schedule 2 hereto, on the date of this Agreement, Borrowers and their Subsidiaries will have good title, free of all Liens other than those permitted by Section 5.15, to all of the Property and assets reflected in the financial statements as owned by it.


          4.14 Investment Company Act. No Borrower nor any of their respective Subsidiaries is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.


          4.15 Public Utility Holding Company Act. No Borrower nor any of their respective Subsidiaries is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.


          4.16 Solvency. (i) Immediately after the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of Borrowers and their Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of Borrowers and their Subsidiaries on a consolidated basis; (b) the present fair saleable value of the Property of Borrowers and their Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of Borrowers and their Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) Borrowers and their Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) Borrowers and their Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.


     (ii) Borrowers do not intend to, or to permit any of their Subsidiaries to, and does not believe that they or any of their Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by them or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of their Indebtedness or the Indebtedness of any such Subsidiary.


          4.17 Insurance. Borrowers and their Subsidiaries carry insurance on their businesses with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses in localities where Borrowers and their Subsidiaries operate, including, without limitation:

         (i) Property and casualty insurance (including coverage for flood and other water damage for any Property located within a 100-year flood plain) in the amount of the replacement cost of the improvements at the Property;

        (ii) Comprehensive general liability insurance in the amount of $20,000,000 per occurrence.

        4.18     Environmental  Matters.    Each of  the  following
representations and warranties is true and correct on and as of the Closing Date except to the extent that the facts and circumstances giving rise to any such failure to be so true and correct, in the aggregate, could not reasonably be expected to result in a Material Adverse Change:


          (a) To the best knowledge of Borrowers, the Property of Borrowers and their Subsidiaries does not contain, and has not previously contained, any Materials of Environmental Concern in amounts or concentrations which constitute or constituted a violation of, or could reasonably give rise to liability under, Environmental Laws.


          (b) To the best knowledge of Borrowers, the Property of Borrowers and their Subsidiaries and all operations of such Property are in compliance, and have in the last two years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Property of Borrowers and their Subsidiaries, or violation of any Environmental Law with respect to the Property of Borrowers and their Subsidiaries.


          (c) Neither Borrowers nor any of their Subsidiaries have received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of their Property, nor does any Borrower or their respective Subsidiaries have knowledge or reason to believe that any such notice will be received or is being threatened.


          (d) To the best knowledge of Borrowers, Materials of Environmental Concern have not been transported or disposed of from any Property of Borrowers and their Subsidiaries in violation of, or in a manner or to a location which could reasonably give rise to liability under, Environmental Laws, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Property of Borrowers and their Subsidiaries in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws.


          (e) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of any Borrower or their respective Subsidiaries, threatened, under any Environmental Law to which the Borrower or any of its Subsidiaries is or will be named as a party with respect to any Property of Borrowers and their Subsidiaries nor are there any consent decrees or other decrees, consent orders, administrative order or other orders, or other administrative of judicial requirements outstanding under any Environmental Law with respect to any Property of Borrowers and their Subsidiaries.


          (f) To the best knowledge of each Borrower, there has been no release or threat of release of Materials of Environmental Concern at or from any Property of Borrowers or their Subsidiaries, or arising from or related to the operations of Borrowers and their Subsidiaries in connection with any Property in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.


                                   ARTICLE V


                                   COVENANTS



     During the term of this Agreement, unless Lenders shall otherwise consent in writing:


           5.1 Financial Reporting. Each Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to Lenders:.

         (i) As soon as available, but in any event not later than 45 days after the close of each fiscal quarter, for the Company and its Subsidiaries, an unaudited consolidated and consolidating balance sheet as of the close of each such period and the related unaudited consolidated and consolidating statements of income and retained earnings for such period and the portion of the fiscal year through the end of such period and of year to date cash flows of the Company and its Subsidiaries, all certified by an Authorized Financial Officer;

        (ii) As soon as available, but in any event not later than 45 days after the close of each fiscal quarter, for the Company and its Subsidiaries, related reports in form and substance satisfactory to Lenders, all certified by the Company's

                 Authorized Financial Officer, a statement detailing Consolidated Outstanding Indebtedness;

       (iii) As soon as available, but in any event not later than 90 days after the close of each fiscal year, for the Company and its Subsidiaries, (i) audited financial statements, including a consolidated balance sheet as at the end of such year and the related consolidated statements of income and retained earnings and of cash flows for such year, setting forth in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, by Ernst & Young, LLP (or other independent certified public accountants of nationally recognized standing acceptable to (Agent), and
                 (ii) unaudited financial statements, including a consolidating balance sheet as at the end of such year and the related consolidating statements of income and retained earnings and of cash flow for such year;

        (iv) As soon as available, but in any event not later than 90 days after the close of each fiscal year, for each Borrower and its Subsidiaries, the following related reports in form and substance satisfactory to Lenders, all certified by the entity's Authorized Financial Officer: a statement of Consolidated Outstanding Indebtedness;

         (v) Together with the quarterly and annual financial statements required hereunder, a compliance certificate in substantially the form of Exhibit G hereto signed by an Authorized Officer showing the calculations and computations necessary to determine compliance with the financial covenants set forth in this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof;

        (vi) As soon as possible and in any event within 10 days after a Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by an Authorized Financial Officer of any Borrower, describing said Reportable Event and the action which any Borrower proposes to take with respect thereto;

       (vii) As soon as possible and in any event within 10 days after receipt by a Borrower, a copy of (a) any notice or claim to the effect that a Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by any Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, which could reasonably be expected to result in a Material Adverse Change and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by any Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to result in a Material Adverse Change;

      (viii) Promptly upon the furnishing thereof to the shareholders of each Borrower, copies of all financial statements, reports and proxy statements so furnished;

        (ix) Within three (3) business days after due to the SEC, copies of all registration statements and annual, quarterly, monthly or other reports and any other public information which each Borrower or any of its Subsidiaries files with the Securities Exchange Commission; and

         (x) Such other information (including, without limitation, financial statements for each Borrower and nonfinancial information) as Agent may from time to time reasonably request.


         5.2 Prohibited Uses of Proceeds. Borrowers will not nor will it permit any Subsidiary to, use any of the proceeds of the Advances (i) to purchase or carry any "margin stock" (as defined in Regulation U), or (ii) for any purpose that shall be a violation of Regulation U, or regulations G, T and X of the Board of Governors of the Federal Reserve System or for any other purpose violative of any rule or regulation of such Board.


         5.3 Notice of Default. Each Borrower will give, and will cause each of its Subsidiaries to give, notice in writing to Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to result in a Material Adverse Change, promptly upon (but in no event later then ten (10) Business Days after) such occurrence or development.


         5.4 Conduct of Business. Each Borrower will do, and will cause each of its Subsidiaries to do, all things necessary to remain duly incorporated or duly qualified, validly existing and in good standing as a corporation, general partnership, limited partnership or limited liability company, as the case may be, in its jurisdiction of incorporation/formation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted and to carry on and conduct its business in substantially the same manner as it is presently conducted and, specifically, no Borrower nor their respective Subsidiaries may undertake any significant business other than the manufacture or distribution of industrial and consumer electronic products or related consulting or support services.

         5.5 Taxes. Each Borrower will pay, and will cause each of its Subsidiaries to pay, when due all taxes, assessments and governmental charges and levies upon it of its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

         5.6 Insurance. Each Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies, insurance in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses in localities where Borrowers and their Subsidiaries operate, including, without limitation:

         (i) Property and casualty insurance (including coverage for flood and other water damage for any Property located within a 100-year flood plain) in the amount of the replacement cost of the improvements at the Property; and

        (ii) Comprehensive general liability insurance in the amount of $20,000,000 per occurrence.


        5.7 Compliance with Laws. Each Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, the non-compliance with which could reasonably be expected to result in a Material Adverse Change.


        5.8      Maintenance of Properties.  Except as permitted pursuant to
Section 5.11 of this Agreement, each Borrower will, and will cause each of its Subsidiaries to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, ordinary wear and tear excepted, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.


        5.9 Inspection. Borrowers will, and will cause each of their Subsidiaries to, permit Agent and each Lender , by its respective representatives and agents, to inspect any Property, corporate books and financial records of each Borrower and each of its Subsidiaries, to examine and make copies of the books of accounts and other financial records of each Borrower and each of its Subsidiaries, and to discuss the affairs, finances and accounts of each Borrower and each of its Subsidiaries, and to be advised as to the same by their respective officers at such reasonable times and intervals as Agent may designate (provided, however, that any inspection by a Lender shall be arranged by Agent).


        5.10 Maintenance of Status. Each Borrower shall remain a corporation validly existing and in good standing in the state of its incorporation and the Company shall at all times remain a corporation listed and in good standing on NASDAQ or other national securities exchange. The Company shall not permit a Change in Control to occur with respect to Maryland or Technologies.


        5.11 Merger; Sale of Assets. Other than the Technologies Acquisition, no Borrower will, nor will it permit any of its Subsidiaries to, enter into any merger, consolidation, reorganization or liquidation or transfer or otherwise dispose of all or a Substantial Portion of its Property or business, unless approved in advance by Lenders.


        5.12 Delivery of Subsidiary Guaranties. Each Borrower shall promptly notify Agent of any planned formation or acquisition of any Substantial Subsidiary. Within 10 days after any Borrower forms or acquires any Substantial Subsidiary, that Borrower shall cause such Substantial Subsidiary to execute and deliver to Lenders' a guaranty agreement (together with such other documents as Lenders shall reasonably request) whereby such Substantial Subsidiary agrees that it shall be jointly and severally liable for all Obligations of that Borrower under the Loan Documents. The guaranty agreement and such other documents each shall be in form and substance satisfactory to Lenders.


        5.13 Sale and Leaseback. Each Borrower will not, nor will it permit any of its Subsidiaries to, sell or transfer all or a Substantial Portion of its Property in order to concurrently or subsequently lease as lessee such or similar Properties.


        5.14 Acquisitions and Investments. Each Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including, without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or create any Subsidiary or become or remain a partner in any partnership or joint venture, or make any Acquisition of any Person, except:


         (i)   Cash Equivalents;

        (ii) up to $10,800,000 investment in Canada, other existing Investments in Subsidiaries and joint ventures, and other Investments in existence on the date hereof and described in Schedule "1" hereto;


       (iii)   acquisitions permitted pursuant to Section 5.27;


        (iv)   mergers permitted pursuant to Section 5.11;

         (v)   investments and loans permitted under Section 5.26; and

        (vi) investments and loans from either Borrower to the other so long as the source of such investments or loans is not a Loan or Advance hereunder and such investment or loan would cause borrowings hereunder to exceed the limits contained in Section 2.1.

         5.15 Liens. Each Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, or suffer to exist any Lien in, of or on any Property of it or any of its Subsidiaries, except:

         (i) with respect to Property consisting of real property under the laws of the state where such Property is located, any tax lien, or any lien securing workers' compensation or unemployment insurance obligations, or any mechanic's, carrier's or landlord's lien, or any lien arising under ERISA, or any security interest arising under article four (bank deposits and collections) or five (letters or credit) of the Uniform Commercial Code, or any security interest or other lien similar to the foregoing, EXCEPT that this clause (i) shall apply only to (A) the extent that the aggregate of such liens does not exceed $1,000,000, and (B) security interests and other liens arising by operation of law (whether statutory or common law) and in the ordinary course of business and shall not apply to any security interest or other lien that secures any Indebtedness for Borrowed Money or any Contingent Obligation or any obligation that is in material default in any manner (other than any default contested in good faith by timely and appropriate proceedings effective to stay enforcement of the security interest or other lien in question);

        (ii) zoning or deed restrictions, public utility easements, minor title irregularities and similar matters having no adverse effect as a practical matter on the ownership or use of any of the properties or interfere with use thereof in the business of the Borrower or its Subsidiaries;

       (iii) with respect to Property consisting of real property under the laws of the state where such Property is located, any lien securing or given in lieu of surety, stay, appeal or performance bonds, or securing performance of contracts or bids (other than contracts for the payment of money borrowed), or deposits required by law or governmental regulations or by any court order, decree, judgment or rule or as a condition to the transaction of business or the exercise of any right, privilege or license, EXCEPT that this clause
                 (iii) shall not apply to (A) the extent that the aggregate of such liens exceeds $1,000,000, and (B) any lien or deposit securing any obligation that is in material default in any manner (other than any default contested in good faith by timely and appropriate proceedings effective to stay enforcement of the security interest or than lien in question);

        (iv) any mortgage, security, interest or other lien (each a "Purchase Money Security Interest") which is created or assumed in purchasing, constructing or improving any real property or equipment to which any property is subject when purchased, PROVIDED, that (A) the Purchase Money Security Interest shall be confined to the aforesaid property, (B) the indebtedness secured thereby does not exceed the total cost of the purchase, construction or improvement and (C) any such indebtedness, if repaid in whole or in part, cannot be reborrowed;

         (v) any lease other than any Capitalized Lease (it being agreed that a Capitalized Lease is a lien rather than a lease for the purposes of this Agreement) so long as the aggregate annual rentals of all such leases do not exceed Ten Million Dollars ($10,000,000);

        (vi) any financing statement perfecting a security interest that would be permissible under this subsection; and

       (vii) liens existing on the date hereof and described on Schedule 2 hereof.


Liens permitted pursuant to this Section 5.15 shall be deemed to be "Permitted Liens".

         5.16    Affiliates.    Except  as permitted pursuant  to Section 5.2,
no Borrower will, nor will it permit any of its Subsidiaries to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of each Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to that Borrower or such Subsidiary than that Borrower or such Subsidiary would obtain in a comparable arm's-length transaction.

         5.17 Additional Indebtedness and Financial Undertakings. No Borrower will enter into or remain liable upon, nor will it permit any Subsidiary to enter into or remain liable upon, any Financial Undertaking, nor will any Borrower or their respective Subsidiaries incur Indebtedness for Borrowed Money (other than Indebtedness for Borrowed Money which is incurred under this Agreement or the Additional Facilities) (a) in any instance in the aggregate, on a consolidated basis, exceeding $100,000,000, and (b) in any amount if such Indebtedness has a scheduled maturity, either contingent or otherwise, prior to November 15, 1997, and (c) that consists of interest rate exchange agreements or interest rate option agreements, that in the aggregate, at any time, creates an Aggregate Measured Credit Risk in excess of $7,500,000.


         5.18 Litigation. Borrowers shall furnish or cause to be furnished to Agent, promptly (and, in any event, within five (5) Business Days) after any Borrower or their respective Subsidiaries shall have first become aware of the same, a written notice setting forth full particulars of and what action any Borrower or their respective Subsidiaries is taking or proposes to take with respect to (a) any final judgment in an amount exceeding One Million Dollars ($1,000,000) rendered against any Borrower or any Affiliate of any Borrower; (b) the commencement or institution of any legal or administrative action, suit, proceeding or investigation by or against any Borrower in or before any court, governmental or regulatory body, agency, commission, or official, board of arbitration or arbitrator, the outcome of which could reasonably be expected to result in a Material Adverse Change; or (c) the occurrence of any adverse development not previously disclosed by any Borrower to Agent in writing, in any such action, suit, proceeding or investigation.


         5.19 Further Assurances. Borrowers will execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all such further assurances and other agreements or instruments, and take or cause to be taken all such other action, as shall be reasonably requested by Agent from time to time in order to give full force and effect to the Loan Documents.


         5.20 Current Ratio. Borrowers shall maintain, at all times, a Current Ratio in excess of 1.7 to 1.


         5.21 Consolidated Tangible Net Worth. Borrowers shall have a Consolidated Tangible Net Worth of not less than $85,000,000 at Closing. Thereafter, Borrowers shall maintain, at all times, a Consolidated Tangible Net Worth equal to $85,000,000 plus (i) 100% of the net proceeds to Borrowers of any equity offering; and (ii) an amount equal to: (a) a minimum of 50% of positive Consolidated Net Income, if any, per calendar quarter through March 31, 1996, and (b) a minimum of 75% of positive Consolidated Net Income, if any, per calendar quarter thereafter; provided, however, that no adjustments shall be made as a consequence of any loss.

           5.22 Working Capital. Borrowers shall have and maintain at all times until March 31, 1997, Working Capital of $175,000,000. From and after April 1, 1997, Borrowers shall maintain at all times, Working Capital of $190,000,000.

           5.23 Capital Expenditures. Capital Expenditures for Borrowers, on a consolidated basis, shall not exceed $25,000,000 for Borrowers' fiscal year ending March 31, 1996, and $20,000,000 for fiscal years ending March 31, 1997 and thereafter.

           5.24 Leverage Ratio. The Leverage Ratio shall not exceed 4.75 to 1.00 at any time during the period commencing on the Closing Date, and ending on March 31, 1996, 4.25 to 1.00 at any time during the period commencing April 1, 1996, and ending on March 31, 1997, and 3.00 to 1.00 at any time during the period commencing on April 1, 1997, and thereafter.

           5.25 Fixed Charge Coverage Ratio. Borrowers shall maintain a Fixed Charge Coverage Ratio of no less than the following, during each of the following periods:.

        (i) At all times during the period commencing July 1, 1995, and ending September 30, 1995, not less than 1.5x to 1.0.

       (ii) At all times during the period commencing July 1, 1995, and ending December 31, 1995, not less than 1.75X to 1.0.

      (iii) At all times during the period commencing July 1, 1995, and ending March 31, 1996, not less than 2.0x to 1.0.

       (iv) Beginning with the quarter ending June 30, 1996, and every quarter thereafter, not less than 2.0x to 1.0 on a rolling four-quarter basis.

           5.26 Investment and Loan Limit. Neither the Company, Technologies nor Maryland, nor any of their Subsidiaries, together or individually, directly or indirectly, in any instance or in the aggregate over time may: (a) invest in any manner more than $10,800,000 in Canada, or (b) loan more than an aggregate principal amount of $25,000,000 to Canada.

           5.27 Acquisition Limit. Neither Borrowers nor any of their Subsidiaries shall fund the Acquisitions of Persons, or offer for, any Capital Stock of Persons, to the extent the aggregate consideration (including contingent consideration) of all such Acquisitions made after the Closing Date and until the Facility Termination Date would exceed $2,000,000.

           5.28 Environmental Matters. Each Borrower and its Subsidiaries shall:

     (a) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that (i) the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to result in a Material Adverse Change, or (ii) that Borrowers have determined in good faith that contesting the same is not in the best interests of that Borrower and its Subsidiaries and the failure to contest the same could not be reasonably expected to result in a Material Adverse Change.

     (b) Defend, indemnify and hold harmless Agent and each Lender, and their respective employees, agents, officers and directors from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of that Borrower, its Subsidiaries or its Property, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, attorney's and consultant's fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. This indemnity shall continue in full force and effect regardless of the termination of this Agreement.


                                   ARTICLE VI

                                    DEFAULTS

     The occurrence of any one or more of the following events shall constitute a Default:

           6.1 Nonpayment of Principal. Nonpayment of any principal payment on any Note when due.


           6.2 Nonpayment of Other Obligations. Nonpayment of interest upon any Note or of any Commitment Fee or other payment Obligations under any of the Loan Documents within three (3) Business Days after the same becomes due.

           6.3 Certain Breaches. The breach of any of the terms or provisions of Sections 5.2, 5.6, 5.7 and 5.9 through 5.28.

           6.4 Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of each Borrower or any of its Subsidiaries to Lenders or Agent under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

           6.5 Other Breaches. The breach by any Borrower (other than a breach which constitutes a Default under any other section of this Article VI) which constitutes a Default under any of the terms or provisions of this Agreement which is not remedied within fifteen (15) days after written notice from Agent or any Lender.

           6.6 Defaults on Indebtedness. Failure of any Borrower or any of their respective Subsidiaries to pay any of its respective Indebtedness when due; or the default by any Borrower or any of their respective Subsidiaries in the performance of any term, provision or condition contained in any agreement, or any other event shall occur or condition exist which causes or permits any Indebtedness of any Borrower or any of their respective Subsidiaries to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof; provided, however, that it shall not be a default under this Section 6.6 if Borrowers shall be in default with respect to Indebtedness arising from Indebtedness other than Indebtedness for Borrowed Money in an aggregate amount not exceeding One Million Dollars ($1,000,000).

           6.7 Bankruptcy, etc. Any Borrower or any of their respective Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any of its Property, (iv) institute any proceeding for an order for relief under the Federal bankruptcy laws as now or hereafter in effect or to adjudicate it as a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 6.7, (vi) fail to contest in good faith any appointment or proceeding described in Section 6.8 or (vii) not pay, or admit in writing its inability to pay, its debts generally as they become due.

           6.8 Appointment of Receiver. A receiver, trustee, examiner, liquidator or similar official shall be appointed for any Borrower or their respective Subsidiaries or any of their respective Property, or a proceeding described in Section 6.7(iv) shall be instituted against such Borrower or any such Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of thirty (30) consecutive days.

           6.9 Condemnation. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of (each a "Condemnation"), all or any portion of the Property of any Borrower and their respective Subsidiaries which, when taken together with all other Property of such Person so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, could reasonably be expected to result in a Material Adverse Change on such Borrower or Subsidiary.

           6.10 Judgments. Any Borrower or any of their respective Subsidiaries shall fail within sixty (60) days to pay, bond or otherwise discharge any judgments or orders for the payment of money in an amount which, when added to all other judgments or orders outstanding against Borrowers or any Subsidiary would exceed $1,000,000 in the aggregate, which have not been stayed on appeal or otherwise appropriately contested in good faith.

           6.11 ERISA Withdrawal. Any Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by Borrowers or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $250,000 or requires payments exceeding $100,000 per annum.

           6.12 ERISA Reorganization. Any Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of that Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $250,000.

           6.13 Other Defaults. The occurrence of any default under any Loan Document or the breach of any of the terms or provisions of any Loan Document, which default or breach continues beyond any period of grace therein provided.


                                   ARTICLE VII

                 ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

           7.1 Acceleration. If any Default described in Section 6.7 or 6.8 occurs with respect to any Borrower, the obligations of Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of Agent or any Lender. If any other Default occurs, the Agent may, with the concurrence of the Required Lenders, terminate or suspend the obligations of Lenders to make Loans hereunder, or declare the Obligations to be due and payable or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which each Borrower hereby expressly waives.

      If, within ten (10) days after acceleration of the maturity of the Obligations or termination of the obligations of Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 6.7 or 6.8 with respect to any Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, each Lender (in their sole discretion) shall so direct, Agent shall, by notice to that Borrower, rescind and annul such acceleration and/or termination.

           7.2 Amendments & Waivers. Subject to the provisions of this Article VII., the Required Lenders (or Agent with the consent in writing of Lenders) and Borrowers may enter into agreements and waivers supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of Lenders or Borrowers hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement or waiver shall, without the consent of each Lender affected thereby:

           (i) Extend the Facility Termination Date or forgive all or any portion of the principal amount of any Loan or accrued interest thereon or the Commitment Fee, reduce the Applicable Margins or the underlying interest rate options or extend the time of payment of such interest or Commitment Fees.

           (ii)  Release any Subsidiary from the Subsidiary Guaranty.

           (iii) Increase the amount of the Commitment of any Lender hereunder.

           (iv)  Permit any Borrower to assign its rights under this Agreement.

           (v)   Amend this Section 7.2.

No amendment of any provision of this Agreement relating to Agent shall be effective without the written consent of Agent.

           7.3 Preservation of Rights. No delay or omission of Lenders or Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of Borrowers to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by Lenders required pursuant to Section 7.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to Agent and Lenders jointly until the Obligations have been paid in full.


                                  ARTICLE VIII

                               GENERAL PROVISIONS

           8.1 Survival of Representations. All representations and warranties of Borrowers contained in this Agreement shall survive delivery of the Notes and the making of the Loans herein contemplated.

           8.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to Borrowers in violation of any limitation or prohibition provided by any applicable statute or regulation.

           8.3 Tax. Any taxes (excluding federal income taxes on the overall net income of any Lender and taxes resulting from a Lenders failure to comply with
Section 2.21) or other similar assessments or charges made by any governmental or revenue authority in respect of the Loan Documents shall be paid by Borrowers, together with interest and penalties, if any.

           8.4 Heading. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

           8.5 Entire Agreement. The Loan Documents embody the entire agreement and understanding among Borrowers, Agent and Lenders and supersede all prior commitments, agreements and understandings among Borrowers, Agent and Lenders relating to the subject matter thereof.

           8.6 Several Obligations Benefits of This Agreement. The respective obligations of Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

           8.7 Expenses; Indemnification. Borrowers shall reimburse Agent for any costs, internal charges and out-of-pocket expenses (including, without limitation, all expenses of Agent's due diligence investigation of Borrowers, syndication expenses, travel expenses, reasonable fees for consultants and fees and reasonable expenses for attorneys for Agent, which attorneys may be employees of Agent) paid or incurred by Agent in connection with the amendment, modification, and administration of the Loan Documents. Borrowers also agree to reimburse Agent and Lenders for any costs, internal charges and out-of-pocket expenses (including, without limitation, all fees and reasonable expenses for attorneys for Agent and Lenders, which attorneys may be employees of Agent or Lenders) paid or incurred by Agent or any Lender in connection with the collection and enforcement of the Loan Documents (including, without limitation, any workout). Borrowers further agree to indemnify Agent and each Lender, its directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not Agent or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, any Property, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder. The obligations of Borrowers under this Section shall survive the termination of this Agreement.

           8.8 Numbers. All statements, notices, closing documents, and requests hereunder shall be furnished to Agent with sufficient counterparts so that Agent may furnish one to each of Lenders.

           8.9 Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP, except that any calculation or determination which is to be made on a consolidated basis shall be made for Borrowers and all their Subsidiaries, including those Subsidiaries, if any, which are unconsolidated on Borrowers' official financial statements.

           8.10 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

           8.11 Nonliability of Lenders. The relationship between Borrowers, on the one hand, and Lenders and Agent, on the other, shall be solely that of borrowers and lender. Neither Agent nor any Lender shall have any fiduciary responsibilities to Borrowers. Neither Agent nor any Lender undertakes any responsibility to Borrowers to review or inform Borrowers of any matter in connection with any phase of any Borrower's business or operations.

           8.12 CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN TH0SE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF OHIO, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

           8.13 CONSENT TO JURISDICTION. EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR OHIO STATE COURT SITTING IN CUYAHOGA COUNTY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL IMPAIR THE RIGHT OF AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY BORROWER AGAINST AGENT OR ANY LENDER OR ANY AFFILIATE OF Agent OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CUYAHOGA COUNTY, OHIO.

           8.14 WAIVER OF JURY TRIAL. EACH BORROWER, AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.


                                   ARTICLE IX

                                      AGENT

           9.1 Appointment. National City Bank is hereby appointed Agent hereunder and under each other Loan Document, and each of Lenders irrevocably authorizes Agent to act as the agent of such Lender. Agent agrees to act as such upon the express conditions contained in this Article IX. Agent shall not have a fiduciary relationship in respect of Borrowers or any Lender by reason of this Agreement.

           9.2 Powers. Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. Agent shall have no implied duties to Lenders, or any obligation to Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by Agent.

           9.3 General Immunity. Neither Agent nor any of its directors, officers, agents or employees shall be liable to Borrowers, Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct.

           9.4 No Responsibility for Loans, Recitals, etc. Neither Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to Agent; (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; or (v) the value, sufficiency, creation, perfection or priority of any interest in any collateral security. Agent shall have no duty to disclose to Lenders information that is not required to be furnished by Borrowers to Agent at such time, but is voluntarily furnished by Borrowers to Agent (either in its capacity as Agent or in its individual capacity).

           9.5 Action on Instructions of Lenders. Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of Lenders and on all holders of Notes. Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

           9.6 Employment of Agents and Counsel. Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

           9.7 Reliance on Documents; Counsel. Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by Agent, which counsel may be employees of Agent.

           9.8 Agent's Reimbursement and Indemnification. Lenders agree to reimburse and indemnify Agent ratably in proportion to their respective Commitments (i) for any amounts not reimbursed by Borrowers for which Agent is entitled to reimbursement by Borrowers under the Loan Documents, (ii) for any other expenses incurred by Agent on behalf of Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of Agent. The obligations of Lenders under this Section 9.8 shall survive payment of the Obligations and termination of this Agreement.

           9.9 Rights as a Lender. In the event Agent is a Lender, Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not Agent, and the term "Lender" or "Lenders" shall, at any time when Agent is a Lender, unless the context otherwise indicates, include Agent in its individual capacity. Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with Borrowers or any of their Subsidiaries in which Borrowers or such Subsidiary is not restricted hereby from engaging with any other Person. Agent, in its individual capacity, is not obligated to remain a Lender.

           9.10 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the financial statements prepared by Borrowers and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

           9.11 Successor Agent. Agent may resign at any time by giving written notice thereof to Lenders and Borrowers, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. Upon any such resignation, Lenders shall have the right to appoint, on behalf of Borrowers and Lenders, a successor Agent. If no successor Agent shall have been so appointed by Lenders within thirty days after the resigning Agent's giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of Borrowers and Lenders, a successor Agent. If Agent has resigned and no successor Agent has been appointed, Lenders may perform all the duties of Agent hereunder and Borrowers shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $50,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the effectiveness of the resignation of Agent, the resigning Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as Agent hereunder and under the other Loan Documents.


                                    ARTICLE X

                            SETOFF; RATABLE PAYMENTS

           10.1 Setoff. In addition to, and without limitation of, any rights of Lenders under applicable law, if any Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender to or for the credit or account of Borrowers may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

           10.2 Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.


                                   ARTICLE XI

                BENEFIT OF AGREEMENT; ASSIGNMENT; PARTICIPATIONS

           11.1 Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of Borrowers and Lenders and their respective successors and assigns, except that (i) Borrowers shall not have the right to assign their rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with
Section 11.3. Notwithstanding clause (ii) of this Section, any Lender may at any time, without the consent of Borrowers or Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that no such assignment shall release the transferor Lender from its obligations hereunder. Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with
Section 11.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

           11.2 Participations.

           11.2.1 Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks, financial institutions, pension funds, or any other funds or entities participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such

      Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by Borrowers under this Agreement shall be determined as if such Lender had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

           11.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan or Commitment or postpones any date fixed for any regularly scheduled payment of principal of, or interest or fees on, any such Loan or Commitment or releases any Subsidiary from the Subsidiary Guaranty.

           11.2.3 Benefit of Setoff. Each Borrower agrees that each Participant shall be deemed to have the right of Setoff provided in Section 10.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in
      Section 10.1 with respect to the amount of participating interests sold to each Participant. Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 10.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 10.2 as if each Participant were a Lender.

           11.3 Assignments.

           11.3.1 Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks, financial institutions, pension funds, or any other funds or entities ("Purchasers") all or any portion of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit H hereto or in such other form as may be agreed to by the parties thereto. The consent of Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof. Such consent shall not be unreasonably withheld.

           11.3.2 Prior Consent. Notwithstanding Section 11.3.1, Lenders may not assign rights and obligations under the Loan Documents to a Purchaser without the prior written consent of Borrowers if any of the following would occur: (i) an assignment of less than five (5%) of the Aggregate Commitment as of the date of such assignment, (ii) the proposed purchaser is a financial institution not organized under the laws of a state or of the United States (unless such institution is an affiliate of the transferring Lender), or (iii) such transfer would result in Borrowers incurring increased payments pursuant to Section 2.11; provided, however, that, if at the time of the proposed assignment either Borrower is the subject of a proceeding referenced in Section 6.7 or 6.8, or any Default shall have occurred, the Borrowers consent shall not be required and any Lender may consummate an assignment notwithstanding the requirements of clauses (i), (ii) or (iii) of this Section 11.3.2.

           11.3.3 Effective Date. Upon (i) delivery to Agent of a notice of assignment, substantially in the form attached as Exhibit 1 to Exhibit H hereto (a "Notice of Assignment"), together with any consents required by
      Section 11.3.2, and (ii) payment of a $2,500 fee to Agent for processing such assignment (provided, however, that if such assignment shall be made to an Affiliate of Lender, then Lender shall not be required to pay such fee to Agent), such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, Lenders or Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 11.3.2, the transferor Lender, Agent and Borrowers shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Commitment, as adjusted pursuant to such assignment.

           11.4 Dissemination of Information. Borrowers authorize each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of Borrowers and their Subsidiaries.

           11.5 Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other-than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 2.21.


                                   ARTICLE XII

                         NOTICES; NATURE OF OBLIGATIONS

           12.1 Giving Notice. Except as otherwise permitted by Section 2.17 with respect to borrowing notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the log of telexes).

           12.2 Change of Address. Borrowers, Agent and any Lender may change the address for service of notice upon it by a notice in writing to the other parties hereto.

           12.3 Nature of Borrower's Obligations and Modification Thereof. THE OBLIGATIONS OF BORROWERS UNDER THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS ARE JOINT AND SEVERAL. The obligations of Borrowers under this Agreement are absolute and unconditional and shall be irrevocable. Borrowers agree that their obligations hereunder shall not be impaired, modified, changed, released or limited in any manner whatsoever by any impairment, modification, change, release or limitation of the liability of any of Borrowers by any bankruptcy case or by any stay or other legal impediment in or arising from the operation of any present or future provision of the Bankruptcy Code or other similar state or federal statute, or from the decision of any court. Borrowers agree that Lenders may, in their discretion, (i) release, discharge, compromise or settle with, or grant indulgences to, refuse to proceed or take action against, any Borrower with respect to its respective obligations under this Agreement, (ii) release, surrender, modify, impair, exchange, substitute or extend the period or duration of time for the performance, discharge or payment of, refuse to enforce, compromise or settle its respective lien, security interest, pledge or assignment against, any and all deposits or other property or assets on which Lenders may have a lien, security interest, pledge or assignment or which secures any of the obligations of Borrowers under this Agreement, and (iii) amend, modify, alter or restate, in accordance with their respective terms, this Agreement or any of the Loan Documents or otherwise, accept deposits or other property from, or enter into transactions of any kind or nature with, Borrowers. Each of Borrowers confirms that it will be directly or indirectly benefitted by the Loan and any and all other Advances under this Agreement or any of the Loan Documents.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                  ARTICLE XIII

                                  COUNTERPARTS

      This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by each Borrower, Agent and Lenders and each party has notified Agent by telex or telephone, that it has taken such action.

      IN WITNESS WHEREOF, Borrowers, Lenders and Agent have executed this Agreement as of the date first above written.

                                        PIONEER-STANDARD ELECTRONICS, INC.


                                        By: /s/ John V. Goodger
                                           -------------------------------

                                        Print Name: John V. Goodger

                                        Title: Vice President

                                             4800 East 131st Street
                                             Garfield Heights, Ohio 44105
                                             phone: 216 587-3600
                                             facsimile: 216 587-3563

                                        Attention: John V. Goodger


                                        PIONEER-STANDARD OF MARYLAND, INC.


                                        By: /s/ John V. Goodger
                                           -------------------------------

                                        Print Name: John V. Goodger

                                        Title: Treasurer

                                             c/o Pioneer-Standard
                                             Electronics, Inc.
                                             4800 East 131st Street
                                             Garfield Heights, Ohio 44105
                                             phone: 216 587-3600
                                             facsimile: 216 587-3563

                                        Attention: John V. Goodger

Commitments

$75,000,000                             NATIONAL CITY BANK,
                                        Individually and as
                                        Agent


                                        By: /s/ A. J. DiMare
                                           -------------------------------

                                        Print Name: A. J. DiMare
                                                   -----------------------

                                        Title: Vice President
                                              ----------------------------

                                             Via Hand Delivery
                                             National City Bank
                                             National City Center, 10th
                                                  Floor
                                             1900 East Ninth Street
                                             Cleveland, Ohio 44114

                                             Via U.S. Mail
                                             National City Bank
                                             P. O. Box 5756
                                             Cleveland, Ohio 44101-0756

                                        Attention: Anthony J. DiMare
                                                      Vice President

$55,000,000                             SOCIETY NATIONAL BANK


                                        By: /s/ Michael J. Jackson
                                           -------------------------------

                                        Print Name: Michael J. Jackson
                                                   -----------------------

                                        Title: Vice President
                                              ----------------------------

                                             Via Hand Delivery
                                             Society National Bank
                                             Large Corporate Group
                                             127 Public Square
                                             Cleveland, Ohio 44114-1306

                                             Via U.S. Mail
                                             Society National Bank
                                             Large Corporate Group
                                             127 Public Square
                                             Cleveland, Ohio 44114-1306

                                        Attention:
                                                  ------------------------
                                                  Michael J. Jackson

$25,000,000                             NATIONSBANK OF TEXAS, N.A.


                                        By: /s/ Stan W. Reynolds
                                           -------------------------------

                                        Print Name: Stan W. Reynolds
                                                   -----------------------

                                        Title: Vice President
                                              ----------------------------

                                             Via Hand Delivery
                                             NationsBank of Texas, N.A.
                                             Technology Corporate
                                             Finance Group
                                             901 Main Street, 67th Floor
                                             Dallas, Texas 75202-1000

                                             Via U.S. Mail
                                             NationsBank of Texas, N.A.
                                             Technology Corporate
                                             Finance Group
                                             901 Main Street, 67th Floor
                                             Dallas, Texas 75202-1000

                                        Attention:
                                                  ------------------------
                                                  Stan W. Reynolds

$32,000,000                             MELLON BANK, N.A.


                                        By: /s/ Mark F. Johnston
                                           -------------------------------

                                        Print Name: Mark F. Johnston
                                                   -----------------------

                                        Title: AVP
                                              ----------------------------

                                             Via Hand Delivery
                                             Mellon Bank, N.A.
                                             One Mellon Bank Center
                                             Grant Street, Room 4530
                                             Pittsburgh, PA 15258-0001

                                             Via U.S. Mail
                                             Mellon Bank, N.A.
                                             One Mellon Bank Center
                                             Grant Street, Room 4530
                                             Pittsburgh, PA 15258-0001

                                        Attention:
                                                  ------------------------
                                                  Mark Johnston

$13,000,000                             STAR BANK, N.A.


                                        By: /s/ John D. Barrett
                                           -------------------------------

                                        Print Name: John D. Barrett
                                                   -----------------------

                                        Title: Vice President
                                              ----------------------------

                                             Via Hand Delivery
                                             Star Bank, N.A.
                                             1350 Euclid Avenue, Suite 220
                                             Cleveland, Ohio 44115

                                             Via U.S. Mail
                                             Star Bank, N.A.
                                             1350 Euclid Avenue, Suite 220
                                             Mail Location 4432
                                             Cleveland, Ohio 44115

                                        Attention:
                                                  ------------------------
                                                  John D. Barrett